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Exhibit 99(a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(including the associated preferred stock purchase rights)
of
Oregon Steel Mills, Inc.
at
$63.25 Net Per Share
by
Oscar Acquisition Merger Sub, Inc.
a wholly owned subsidiary of
Evraz Group S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, DECEMBER 28, 2006, UNLESS THE OFFER IS EXTENDED.

        Oscar Acquisition Merger Sub, Inc., a Delaware corporation ("Purchaser") and wholly owned subsidiary of Evraz Group S.A., a company organized as a société anonyme under the laws of the Grand Duchy of Luxembourg, is offering to purchase for cash all outstanding shares of common stock, par value $0.01 (together with the associated preferred stock purchase rights, "Shares"), of Oregon Steel Mills, Inc., a Delaware corporation, at a price of $63.25 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 20, 2006, among Evraz, Purchaser and Oregon Steel (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Oregon Steel and Oregon Steel will be the surviving corporation (the "Merger").

        The Oregon Steel board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Oregon Steel board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        There is no financing condition to the Offer. The Offer is subject to various conditions. A summary of the principal terms of the Offer appears on pages (i) through (iii). You should read this entire document carefully before deciding whether to tender your Shares.

The Dealer Manager for the Offer is:

November 30, 2006

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Mellon Investor Services, the "Depositary" for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by Thursday, December 28, 2006, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

*    *    *

        Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

SUMMARY TERM SHEET

        This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer, the Merger and the related transactions. References to "we," "us," or "our," unless the context otherwise requires, are references to the Purchaser (as defined below).

Principal Terms

  •
  Oscar Acquisition Merger Sub, Inc., a Delaware corporation ("Purchaser") and wholly owned subsidiary of Evraz Group S.A., a company organized as a société anonyme under the laws of the Grand Duchy of Luxembourg, is offering to purchase for cash all outstanding shares of common stock, par value $0.01 (including the associated preferred stock purchase rights, "Shares"), of Oregon Steel Mills, Inc., a Delaware corporation, at a price of $63.25 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of November 20, 2006, among Evraz, Purchaser and Oregon Steel (the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Oregon Steel and Oregon Steel will be the surviving corporation (the "Merger").

  •
  The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If the Offer results in our purchasing a majority of the number of Shares outstanding on a fully diluted basis, we will acquire the remainder of the Shares in the Merger for $63.25 per Share in cash. Dissenting stockholders of Oregon Steel will have appraisal rights in the Merger.

  •
  Oregon Steel has granted Purchaser a top-up option (exercisable by Purchaser at any time on or prior to the fifth business day after Purchaser has accepted for payment and paid for Shares tendered in the Offer) to purchase a number of newly-issued or treasury Shares of Oregon Steel sufficient to result in Evraz and Purchaser owning, in the aggregate, one Share more than 90% of the total number of Shares outstanding (including such newly-issued or treasury Shares). This top-up option is exerciseable only if, at the time of exercise, Evraz and Purchaser own, directly or indirectly, at least 85% of Oregon Steel's outstanding Shares. The per Share purchase price for Shares under this top-up option would be equal to the Offer Price. This top-up option is subject to certain additional terms and conditions.

  •
  The initial offering period for the Offer will end at 12:00 midnight, New York City time, on December 28, 2006, unless we extend the Offer. We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

  •
  See Section 1—"Terms of the Offer" below.

Oregon Steel Board Recommendation

  •
  The Oregon Steel board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Oregon Steel board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares

i

    pursuant to the Offer. See "Introduction" and Section 10—"Background of the Offer; Contacts with Oregon Steel" below.

Conditions

  •
  We are not obligated to purchase any tendered Shares unless:

  •
  At least a majority of the outstanding Shares (assuming exercise in full of all outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares, whether or not vested or then exercisable) have been validly tendered in the Offer and not properly withdrawn at the expiration of the Offer. We refer to this condition as the "Minimum Tender Condition."

  •
  The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated.

  •
  The period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under the 1988 Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment") (including, if applicable, any investigation commenced thereunder), shall have expired or been terminated or CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by the Offer has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Amendment.

  •
  The notification period under the International Traffic in Arms Regulation ("ITAR") of the U.S. Department of State shall have expired or been terminated, or the U.S. Department of State or another U.S. governmental entity shall have provided written notice to the effect that no further review of the transactions contemplated by the Merger Agreement under ITAR will occur.

  •
  Further, we are not obligated to purchase any tendered Shares if there occurs any change, condition, event or development, that, individually or in the aggregate, has had or would reasonably be expected to have a "Material Adverse Effect" (as defined in the Merger Agreement).

  •
  The Offer is also subject to a number of other important conditions. We can waive these conditions (other than the Minimum Tender Condition) without Oregon Steel's consent. See Section 13—"Certain Conditions of the Offer."

Procedures for Tendering Shares

  •
  If you wish to accept the Offer and:

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must complete and sign the enclosed letter of transmittal, and any other required documents, and send it (or a manually executed facsimile thereof) together with the stock certificate(s) representing your Shares to the Depositary or follow the procedures described in this Offer to Purchase for book-entry transfer. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the letter of transmittal and in Section 3—"Procedures for Tendering Shares";

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional New York Stock Exchange trading days to tender your Shares using the enclosed Notice of

ii

      Guaranteed Delivery. See Section 3—"Procedures for Tendering Shares" for more information; or

    •
    you hold your Shares through a broker or a bank, you should contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

  •
  You have the right to, and can, withdraw Shares that you previously tendered at any time until the Offer has expired and, if we have not by January 28, 2007 accepted your Shares for payment, you can withdraw them at any time after such time until we accept Shares for payment. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

  •
  To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary at a time when you still have the right to withdraw your Shares. If you tendered your Shares through your broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. You will not be able to withdraw Shares tendered in the Offer during any subsequent offering period. See Sections 1 and 4—"Terms of the Offer" and "Withdrawal Rights."

Recent Oregon Steel Trading Prices; Subsequent Trading

  •
  On November 17, 2006, the last trading day before Evraz and Oregon Steel announced that they had signed the Merger Agreement, the closing price of the Shares reported on the New York Stock Exchange was $58.96 per Share.

  •
  The Offer Price of $63.25 per Share represents a premium of 7.3% to Oregon Steel's closing stock price on November 17, 2006, a premium of 22.3% to its three-month volume weighted average stock price or a premium of 30.3% to its six-month volume weighted average stock price.

  •
  On November 29, 2006, the last practicable trading day before Purchaser commenced the Offer, the closing price of the Shares reported on the New York Stock Exchange was $62.84 per Share.

  •
  We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

U.S. Federal Income Tax Treatment

  •
  If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer and (b) your adjusted tax basis in the Shares you sell in the Offer. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of such holder's Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer to you. See Section 5—"Material United States Federal Income Tax Consequences of the Offer."

Further Information

  •
  For further information, you can call MacKenzie Partners, Inc., the information agent for the Offer, at (800) 322-2885 (toll free) or (212) 929-5500 (call collect) or Credit Suisse Securities (USA) LLC, the dealer manager for the Offer, at (888) 537-4895. See the back cover page of this Offer to Purchase.

iii

To All Holders of Shares of Common Stock of
Oregon Steel Mills, Inc.:

INTRODUCTION

        Oscar Acquisition Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Evraz Group S.A., a company organized as a société anonyme under the laws of the Grand Duchy of Luxembourg, hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share ("Shares"), of Oregon Steel Mills, Inc., a Delaware corporation, together with the associated preferred stock purchase rights ("Rights") issued pursuant to the Rights Agreement, dated as of December 23, 1999, between Oregon Steel and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC), as Rights Agent (the "Rights Agreement"), at a price of $63.25 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Unless the context otherwise requires, all references to Shares include the associated Rights.

        If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28% of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your United States federal income tax liability. See Section 5—"Material United States Federal Income Tax Consequences of the Offer." Purchaser will pay all charges and expenses of Mellon Investor Services (the "Depositary"), Credit Suisse Securities (USA) LLC (the "Dealer Manager" and, together with its affiliates, "Credit Suisse") and MacKenzie Partners, Inc. (the "Information Agent").

        The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn at least a majority of the total number of outstanding Shares (assuming exercise of all outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares, whether or not vested or then exercisable) at that time (the "Minimum Tender Condition"), (b) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated, the period of time for any applicable review process by the Committee on Foreign Investment in the United States ("CFIUS") under the 1988 Exon-Florio Amendment to the Defense Production Act of 1950, as amended (the "Exon-Florio Amendment") (including, if applicable, any investigation commenced thereunder), shall have expired or been terminated or CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by the Offer has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Amendment and the notification period under the International Traffic in Arms Regulation ("ITAR") of the U.S. Department of State shall have expired or been terminated, or the U.S. Department of State or another U.S. governmental entity shall have provided written notice to the effect that no further review of the transactions contemplated by the Merger Agreement under ITAR will occur, and (c) subject to certain exceptions, no change, condition, event or development, shall have occurred, which individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Oregon Steel. The Offer is also subject to certain other terms and conditions. See Section 13—"Certain Conditions of the Offer."

        The Offer will expire at 12:00 midnight, New York City time, on Thursday, December 28, 2006, unless extended. See Sections 1, 13 and 15—"Terms of the Offer," "Certain Conditions of the Offer," and "Certain Legal Matters."

        The Oregon Steel board of directors has unanimously approved the Merger Agreement, the Offer and the Merger and determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares. The Oregon Steel board of directors unanimously recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        For factors considered by the board of directors of Oregon Steel, see Oregon Steel's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith.

        KeyBanc Capital Markets ("KeyBanc"), has delivered to the Oregon Steel board of directors a written opinion, dated November 19, 2006, that as of the date of such opinion and subject to the assumptions, limitations and qualifications contained in its opinion, the consideration to be received by the holders of Shares pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Shares. A copy of KeyBanc's written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is contained in the Schedule 14D-9.

        The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. On the effective date of the Merger, each outstanding Share (other than Shares owned by Evraz, Purchaser or any subsidiary of Evraz or Oregon Steel or held in the treasury of Oregon Steel or held by stockholders who properly exercise appraisal rights under Delaware law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the "Merger Consideration") upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer; Plans for Oregon Steel and the Merger Agreement." Section 5—"Material United States Federal Income Tax Consequences of the Offer" below describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

        Consummation of the Merger is conditioned upon, among other things, the approval of the agreement of merger (as such term is used in Section 251 of the Delaware General Corporation Law (the "DGCL")) set forth in the Merger Agreement by the requisite vote of stockholders of Oregon Steel. Under the DGCL, the affirmative vote of a majority of the outstanding Shares to adopt the agreement of merger is the only vote of any class or series of Oregon Steel's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Oregon Steel's stockholders. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder.

        The DGCL provides that, if a corporation owns at least 90 percent of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). Pursuant to the Merger Agreement, in the event that following completion of the Offer, Purchaser owns at least 90 percent of the then outstanding Shares, including Shares acquired in any subsequent offering period and through any exercise of the top-up option, Evraz shall effect a short-form merger of Purchaser into Oregon Steel if permitted to do so under the DGCL. See Section 15—"Certain Legal Matters."

        No appraisal rights are available in connection with the Offer, however, under the DGCL, stockholders who meet certain criteria and continue to own their Shares at the time of the Merger will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Thursday, December 28, 2006, unless Purchaser has extended the initial offering period of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, regulatory approvals under the HSR Act, the Exon-Florio Amendment, and ITAR and the other conditions described in Section 13—"Certain Conditions of the Offer." Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

        Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Oregon Steel, (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) amend or waive the Minimum Tender Condition, (d) add to the conditions to the Offer described in Section 13—"Certain Conditions of the Offer" or modify those conditions in a manner adverse to the holders of the Shares, (e) extend the Offer, except as required or permitted by the Merger Agreement, or (f) make any other change in the terms or conditions of the Offer which is adverse to the holders of the Shares.

        Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will purchase and pay for any Shares validly tendered and not withdrawn by the Expiration Date. We may (a) extend the Offer for one or more periods of not more than ten business days each if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied (or waived by us), (b) extend the Offer for any period required by any rule, regulation or requirement of the Commission or the New York Stock Exchange applicable to the Offer or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the "Exchange Act"). In any event, Purchaser is not required to extend the Offer beyond March 30, 2007. See Sections 1 and 13—"Terms of the Offer" and "Certain Conditions of the Offer."

  •
  We may be required to extend the Offer under certain circumstances, including:

  •
  if, at the time the Offer is scheduled to expire, any required regulatory approval has not been obtained, or the applicable waiting or review period has not been terminated or expired (or the related condition waived by Evraz or Purchaser), then Oregon Steel may require that we extend the Offer for a period of not more than ten business days in order to permit the satisfaction of the offer conditions;

  •
  if, at the time the Offer is scheduled to expire, all of the conditions to the Offer have been satisfied, other than the Minimum Tender Condition, we are required to extend the Offer for a period of five business days (assuming continued satisfaction of all conditions other than the Minimum Tender Condition, we will be required to extend the Offer only once);

  •
  if, at the time the Offer is scheduled to expire, Oregon Steel is in breach of the Merger Agreement, the breach would result in a failure of a condition to the Offer (which failure has not been waived by Purchaser) and the breach is capable of being cured, Oregon Steel may require that we extend the Offer until the expiration of the applicable cure period, if any; and

  •
  if the Offer is scheduled to expire prior to January 4, 2007 and, within four business days prior to expiration, Oregon Steel receives an Acquisition Proposal (as defined below) or a revision to a previously received Acquisition Proposal that is still pending as of such expiration date, then Oregon Steel may require that we extend the offer until the later of (i) five business days following its receipt of the Acquisition Proposal (or revision thereto) and (ii) the last business day of the required notice and negotiation periods relating to such Acquisition Proposal under the Merger Agreement. See Section 11—"Purpose of the Offer; Plans for Oregon Steel and the Merger Agreement."

        There can be no assurance that Purchaser will exercise its right to extend the Offer or that Oregon Steel will require us to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

        Purchaser expressly reserves the right, in its sole discretion, subject to the applicable rules and regulations of the Commission and to the terms and conditions of the Merger Agreement, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Certain Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, Evraz and Purchaser may terminate the Merger Agreement and the Offer.

        Purchaser expressly reserves the right, in its sole discretion, subject to applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15. See Sections 13 and 15—"Certain Conditions of the Offer" and "Certain Legal Matters." The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        The rights we reserve in the immediately preceding paragraph are in addition to our rights set forth in Section 13—"Certain Conditions of the Offer." Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets it deems prudent) and making any appropriate filing with the Commission.

        As of the date of this Offer to Purchase, the Rights do not trade separately from the Shares. Accordingly, by tendering Shares, you are automatically tendering a corresponding number of Rights.

If, however, the Rights detach and separate certificates representing the Rights are issued, tendering stockholders will be required to deliver the certificates representing such Rights with the Shares.

        Pursuant to Rule 14d-11 under the Exchange Act and subject to the Merger Agreement, we may, and under certain circumstances, Oregon Steel may require us to, provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of between three business days and 20 business days, beginning no later than 9:00 a.m. New York City time on the next business day following the expiration of the initial offering period of the Offer, during which stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. If, under the terms of the Merger Agreement, Oregon Steel elects to require us to make a subsequent offering period available because less than 90% of the Shares were tendered in the Offer, subject to applicable law, the length of the subsequent offering period will be in our discretion, but we have agreed that we will hold the subsequent offering period open for a minimum of five business days. During a subsequent offering period, tendering stockholders will not have withdrawal rights and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

        Oregon Steel has agreed to provide Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Oregon Steel's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section 13—"Certain Conditions of the Offer." In addition, subject to the applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15—"Certain Legal Matters." For information with respect to approvals that we are required to obtain prior to the completion of the Offer, including under the HSR Act, the Exon-Florio Amendment, ITAR and other laws and regulations, see Section 15—"Certain Legal Matters."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

        Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to one or more direct or indirect subsidiaries of Evraz, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Under the Merger Agreement, Evraz and Purchaser may assign any of their respective rights and obligations to any direct or indirect subsidiary of Evraz, so long as such assignment shall not materially adversely affect Oregon Steel or the holders of Shares, options or certain equity awards, in their capacity as such, but no such assignment will relieve either Evraz or Purchaser from their obligations under the Merger Agreement.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of

Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange, Inc. (the "NYSE") is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

        Binding Agreement.    The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of Oregon Steel, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Evraz, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, unless and until theretofore accepted for payment by Purchaser pursuant to the Offer, such Shares may also be withdrawn at any time after January 28, 2007.

        For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Evraz, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment, Shares, pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after January 28, 2007, unless theretofore accepted for payment as provided herein.

        In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.     Material United States Federal Income Tax Consequences of the Offer

        The following is a summary of the principal U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and the Merger and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Shares as capital assets.

        We urge holders of Shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

  U.S. Holders.

        Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a holder of Shares that is a beneficial owner of Shares that is a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate (other than a foreign estate), and any trust if—(i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.

  Payments with respect to Shares

        The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder's holding period for the Shares is more than one year at the time of the exchange of such holder's Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

  Backup Withholding Tax and Information Reporting

        Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28 percent) unless the U.S. Holder furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

  Non-U.S. Holders.

        The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term "Non-U.S. Holder" means a beneficial owner of a Share that is not a U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

  Payments with respect to Shares

        Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash in the Offer or the Merger generally will be exempt from U.S. federal income tax, unless:

(a)
the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (in which event (i) you will be subject to U.S. federal income tax as described under "U.S. Holders," but you should provide a Form W-8ECI instead of a Form W-9, and (ii) if you are a corporation, you may be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty)),

(b)
the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met, or

(c)
the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

  Backup Withholding Tax and Information Reporting

        In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder's United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

6.     Price Range of Shares; Dividends

        According to Oregon Steel's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, the Shares are traded on the NYSE under the symbol "OS." The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on the NYSE as reported in Oregon Steel's Form 10-K with respect to periods occurring in fiscal years 2004 and 2005 and as reported during the current fiscal year by published financial sources with respect to periods occurring in fiscal year 2006:

Fiscal Year	High	Low
2004:
First Quarter	$7.75	$4.56
Second Quarter	$14.94	$6.45
Third Quarter	$17.76	$12.32
Fourth Quarter	$21.77	$13.00

2005:
First Quarter	$29.93	$18.73
Second Quarter	$24.44	$14.22
Third Quarter	$28.57	$17.21
Fourth Quarter	$30.82	$21.47
2006:
First Quarter	$53.88	$29.03
Second Quarter	$54.08	$39.06
Third Quarter	$52.00	$40.80
Fourth Quarter (through November 29, 2006)	$64.40	$44.26

        On November 17, 2006, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on the NYSE was $58.96 per Share. On November 29, 2006, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE was $62.84 per Share. Oregon Steel has not paid dividends in recent history. Under the terms of the Merger Agreement, Oregon Steel is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Evraz. See Section 14—"Dividends and Distributions." Stockholders are urged to obtain a current market quotation for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        NYSE Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the total number of holders of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 Shares for the most recent 12 months) or Oregon Steel's average total global market capitalization over a consecutive 30-trading day period is less than $25,000,000. Shares held by officers or directors of Oregon Steel or their immediate families, or by any beneficial owner of 10 percent or more of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to Oregon Steel, as of November 27, 2006, there were 35,818,848 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

        If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or by the Nasdaq Stock Market, Inc. ("Nasdaq") or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Neither Evraz nor Purchaser can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

        After completion of the Offer, Oregon Steel will be eligible to elect "controlled company" status pursuant to Rule 303A.00 of the NYSE, which means that Oregon Steel would be exempt from the requirement that its board of directors be comprised of a majority of "independent directors" and the related rules covering the independence of directors serving on the Nominating/Corporate Governance and Compensation Committee of Oregon Steel's board of directors. The controlled company exemption does not modify the independence requirements for Oregon Steel's Audit Committee. We expect Oregon Steel to elect "controlled company" status following completion of the Offer.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Oregon Steel upon application to the Commission if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Oregon Steel to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Oregon Steel. Furthermore, the ability of "affiliates" of Oregon Steel and persons holding "restricted securities" of Oregon Steel to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing or reporting on Nasdaq. Purchaser intends to seek to cause Oregon Steel to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute "margin securities" for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning Oregon Steel

        The following description of Oregon Steel and its business has been taken from Oregon Steel's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and Oregon Steel's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006, and is qualified in its entirety by reference to such reports.

        Oregon Steel is a Delaware corporation with its principal executive offices located at 1000 S.W. Broadway, Suite 2200, Portland, Oregon, 97205. Oregon Steel's telephone number is (503) 223-9228.

        Oregon Steel was founded in 1926 by William G. Gilmore and was incorporated in California in 1928. Oregon Steel was reincorporated in Delaware in 1974 and changed its name in December 1987 from Gilmore Steel Corporation to Oregon Steel Mills, Inc.

        Oregon Steel manufactures and markets one of the broadest lines of specialty and commodity steel products of any domestic steel mill company. Oregon Steel emphasizes the cost efficient production of higher margin specialty steel products targeted at a diverse customer base located primarily west of the Mississippi River and in western Canada. Oregon Steel's manufacturing flexibility allows it to actively manage its product mix in response to changes in customer demand and individual product cycles. Oregon Steel is organized into two business units known as the Oregon Steel Division and Rocky Mountain Steel Mills ("RMSM") Division.

        The Oregon Steel Division is centered on Oregon Steel's Portland, Oregon steel mill, which has a Steckel combination mill that produces discrete steel plate and coiled plate for the division's steel plate heat-treating, structural tubing, and large diameter line pipe and electric resistance welded ("ERW") pipe finishing facilities. Oregon Steel has also recently added a new spiral weld double submerged arc weld pipe making facility at the Portland Mill. Production at the new facility is expected to reach its rated production capability in December 2006. The Oregon Steel Division produces large diameter line pipe and ERW line pipe and casing at its pipe mill in Camrose, Alberta, Canada ("Camrose Pipe Mill"). The Oregon Steel Division operates a temper mill and cut-to-length facility at its 60% owned Oregon Feralloy Partners joint venture facility. Since October 2003, the Oregon Steel Division has produced structural tubing at its Columbia Structural Tubing facility.

        The RMSM Division consists of steelmaking and finishing facilities of CF&I Steel, L.P. ("CF&I") (dba Rocky Mountain Steel Mills) located in Pueblo, Colorado ("Pueblo Mill"). Oregon Steel owns 90% of New CF&I, Inc. ("New CF&I"), which owns a 95.2% general partnership interest in CF&I. In addition, Oregon Steel owns directly a 4.3% limited partnership interest in CF&I. The Pueblo Mill is a steel minimill which supplies steel for the RMSM Division's rail, rod and bar, and seamless tubular finishing mills. The Pueblo Mill operates the only rail facility west of the Mississippi River, and is one of only two established rail manufacturers in North America. The RMSM Division also includes the Colorado and Wyoming Railroad Company, a wholly owned subsidiary of New CF&I, which operates a short line railroad principally servicing the Pueblo Mill.

        Available Information.    Oregon Steel is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Oregon Steel's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them) the principal holders of Oregon Steel's securities, any material interests of such persons in transactions with Oregon Steel and other matters is required to be disclosed in proxy statements and periodic reports distributed to Oregon Steel's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549. Further information on the operation of the Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Oregon Steel, who file electronically with the Commission. The address of that site is http://www.sec.gov. Such information may also be obtained from Oregon Steel's Internet web site at www.oregonsteel.com, by clicking on the "Investors Relations" link and then the "SEC Filings" link.

        Financial Forecasts.    Oregon Steel's management from time to time has prepared internal financial forecasts regarding its anticipated future operations for the current and subsequent fiscal year. Oregon Steel provided certain of these updated internal forecasts to Evraz and Purchaser, including Oregon Steel's forecast for the 2006 and 2007 fiscal years in connection with the due diligence review of Oregon Steel by Evraz and Purchaser.

        The internal financial forecasts prepared by Oregon Steel's management reflected projected information, a summary of which is set forth below. The projections should be read together with the historical financial statements of Oregon Steel which may be obtained in the manner described above under "Available Information."

COMPANY PROJECTED FINANCIAL INFORMATION
(in thousands)

	2006	2007
Revenues	$1,543,293	$1,925,493
Costs and Expenses	$1,234,893	$1,586,904

Operating Income	$308,400	$338,589
Income Before Tax	$270,149	$339,185
Net Income	$175,744	$214,772

        The internal financial forecasts were not prepared with a view toward public disclosure, and investors should not unduly rely on such forecasts. The summary of these forecasts is not being included in this Offer to Purchase to influence your decision whether to tender your shares in the Offer, but because these forecasts were made available by Oregon Steel to Evraz and Purchaser. These forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Oregon Steel's management. Important factors that may affect actual results and result in the forecast results not being achieved include, but are not limited to, timely development of competitive products and pricing; fluctuations in demand; cost and availability of raw materials; potential equipment malfunction; plant construction and repair delays; the ability to retain key management and technical personnel of Oregon Steel; adverse reactions to the Offer by customers, suppliers and strategic partners and other risks described in Oregon Steel's report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2005. In addition, the forecasts may be affected by Oregon Steel's ability to achieve strategic goals, objectives and targets over the applicable period. These assumptions necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Oregon Steel's control. The forecasts also reflects assumptions as to certain business decisions that are subject to change. Accordingly, actual results are likely to vary significantly from those set forth in these forecasts. In addition, these forecasts were not prepared with a view toward compliance with published guidelines of the Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. None of Oregon Steel, the board of directors of Oregon Steel, Oregon Steel's advisors, agents, representatives, or independent consultants and none of Evraz, Purchaser and any of their respective boards of directors, advisors, agents, representatives or independent consultants can give you any assurance that actual results will not differ from these forecasts, nor do they assume any obligation to update or revise these forecasts. None of Oregon Steel, Evraz and Purchaser intends to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the date of preparation of the forecasts or the occurrence of unanticipated events, even if experience or future changes in assumed conditions make it clear that the forecasts are inaccurate. The inclusion of the summary of these forecasts in this document should not be regarded as a representation by Oregon Steel, Evraz, Purchaser or any other person that forecasted results will be achieved.

        The prospective financial information included in this Offer to Purchase was prepared by Oregon Steel's management. Oregon Steel's independent accountants have neither examined nor compiled the accompanying prospective financial information and, accordingly, Oregon Steel's independent accountants have not expressed an opinion or any other form of assurance with respect thereto.

        Except as otherwise set forth herein, the information concerning Oregon Steel contained in this Offer to Purchase has been furnished by Oregon Steel or taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Evraz, Purchaser, and any of their respective affiliates or assigns, the Dealer Manager, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Oregon Steel contained in such documents and records or for any failure by Oregon Steel to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning Purchaser and Evraz

        Purchaser.    Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly owned subsidiary of Evraz. The business offices of Purchaser are located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and Purchaser's telephone number is +7 (495) 232-1370.

        Evraz.    Evraz is a company organized as a société anonyme under the laws of the Grand Duchy of Luxembourg. Evraz is one of the largest vertically integrated steel and mining businesses with operations mainly in the Russian Federation and eastern Europe. The business offices of Evraz are located at 1 Allée Scheffer, L-2520 Luxembourg and Evraz's telephone number is +7 (495) 232-1370. Lanebrook Limited, a Cyprus corporation, owns 82.43% of Evraz. Evraz is ultimately controlled by Mr. Alexander Abramov and Mr. Roman Abramovich (the "Controlling Persons").

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and executive officers of Evraz, the members of the board of directors and executive officers of Purchaser and the Controlling Persons are set forth in Schedule A to this Offer to Purchase.

        None of Evraz, Purchaser or, to the knowledge of Evraz or Purchaser, after reasonable inquiry, the Controlling Persons or any of the other persons listed in Schedule A to this Offer to Purchase, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, United States federal or state securities laws or a finding of any violation of United States federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase or Schedule A to this Offer to Purchase or as previously disclosed in filings with the Commission: (a) neither Evraz nor Purchaser nor, to Evraz's or Purchaser's knowledge, after reasonable inquiry, the Controlling Persons or any of the other persons listed in Schedule A or any associate or majority owned subsidiary of Evraz or Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Oregon Steel, (b) neither Evraz nor Purchaser nor, to Evraz's or Purchaser's knowledge, after reasonable inquiry, the Controlling Persons or any of the other individuals or entities referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Oregon Steel during the past 60 days, (c) neither Evraz nor Purchaser nor, to Evraz's or Purchaser's knowledge, after reasonable inquiry, the Controlling Persons or any of the other persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Oregon Steel (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between Evraz or Purchaser or any of their subsidiaries or, to Evraz's or Purchaser's knowledge, after reasonable inquiry, the Controlling Persons or any of the other persons listed in Schedule A, on the one hand, and Oregon Steel or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between Evraz or Purchaser or any of their subsidiaries or, to Evraz's or Purchaser's knowledge, after reasonable inquiry, the Controlling Persons or any of the other persons listed in Schedule A, on the one hand, and Oregon Steel or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Oregon Steel's securities, an election of Oregon Steel's directors or a sale or other transfer of a material amount of assets of Oregon Steel.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Evraz has arranged for sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.   Background of the Offer; Contacts with Oregon Steel

        In the ordinary course of business, Evraz continuously explores opportunities to expand its business platforms. In late 2004, in considering possible ways to build a North American presence in the steel plate, rail and tubular markets, Evraz identified Oregon Steel as a potential candidate for a possible strategic transaction. Also in late 2004, James Declusin, Oregon Steel's president and chief executive officer, was introduced to Alexander Abramov, then president of EvrazHolding LLC, an affiliate of Evraz. At that time, they engaged in a discussion about the global steel industry generally, its continuing consolidation and potential opportunities for Evraz and Oregon Steel.

        On December 2, 2004, Evraz contacted Credit Suisse to act as its exclusive financial advisor in connection with exploring a possible transaction involving Oregon Steel. Evraz formally engaged Credit Suisse on December 17, 2004.

        On December 12, 2004, Credit Suisse made a presentation via teleconference to senior executives of Evraz discussing Oregon Steel's business, financial results and position, methods for consummating an acquisition in the United States, acquisition financing alternatives and preliminary valuation observations based on publicly available estimates.

        In December 2004, on behalf of Evraz, Credit Suisse forwarded to UBS Securities LLC, Oregon Steel's financial advisor, an unsolicited non-binding indication of interest proposing a potential business combination transaction between Oregon Steel and Evraz. Following receipt of the indication of interest, a representative of UBS contacted a representative of Credit Suisse to advise Evraz that the Oregon Steel board of directors met to consider the indication of interest and determined that Oregon Steel was not prepared to proceed with a transaction with Evraz at that time.

        On January 11, 2005, Mr. Declusin contacted Pavel Tatyanin, chief financial officer of EvrazHolding LLC, to inform him that the Oregon Steel board of directors planned to meet in February, following which time he expected to be able to provide Evraz with a further response on their indication of interest.

        On February 9, 2005, following a meeting of the Oregon Steel board of directors, Mr. Declusin advised Evraz that the Oregon Steel board of directors had determined that Oregon Steel was not for sale at that time, but agreed to permit Evraz to conduct a technical and business due diligence of Oregon Steel. At this time, an affiliate of Evraz entered into a confidentiality and standstill agreement with Oregon Steel.

        On March 25, 2005, EvrazHolding LLC's investment committee determined to postpone any possible transaction with Oregon Steel. Alexander Frolov, then executive vice president of EvrazHolding LLC, and Mr. Tatyanin contacted Mr. Declusin to inform him of the investment committee's decision. Mr. Tatyanin advised Mr. Declusin that Evraz might be interested in resuming discussions in September after completing its initial public offering. At this point, all discussions between the parties ceased until the week of September 18, 2006. During the course of their discussions, Evraz initially offered to acquire Oregon Steel at a price of $20.00 per Share and ultimately raised its offer to $25.00 per Share.

        During 2005, Oregon Steel and Evraz entered into ordinary course commercial arrangements involving the supply of steel slabs by Evraz to Oregon Steel.

        In June 2005, Evraz launched its initial public offering on the London Stock Exchange.

        During the week of September 18, 2006, Mr. Declusin and Mr. Frolov, now chairman of the board of Evraz, spoke by telephone about the possibility of a minority equity investment by Evraz in Oregon Steel in connection with one of Oregon Steel's potential strategic alternatives (the "Minority Investment").

        Discussions and meetings between Evraz and Oregon Steel regarding the potential investment in Oregon Steel by Evraz continued for several weeks and during the course of these discussions, Evraz indicated that in addition to the possibility of the Minority Investment in Oregon Steel, Evraz would also review the possibility of an acquisition of Oregon Steel.

        On October 20, 2006, Mr. Declusin telephoned Mr. Frolov to inquire about the status of the Minority Investment. Mr. Frolov indicated that at that time Evraz was no longer interested in the Minority Investment, but was now interested in making an acquisition proposal for Oregon Steel.

        On October 23, 2006, Evraz sent a letter to Oregon Steel setting forth a preliminary, non-binding indication of interest regarding the potential acquisition of Oregon Steel by Evraz at a price of at least $60 per Share in cash through a fully financed tender offer. The proposal was expressly subject to execution of an agreement between Evraz and Oregon Steel providing Evraz with the exclusive right to negotiate with Oregon Steel concerning a possible acquisition transaction for a period of four weeks, Evraz's satisfactory completion of due diligence which Evraz believed could be completed in four weeks and the negotiation and execution of definitive documentation.

        In a subsequent telephonic discussion on October 26, 2006, Mr. Declusin proposed that the per Share price should be no less than $65. Mr. Frolov requested that Evraz be granted access to due diligence materials and to be allowed to conduct site visits at the Pueblo, Colorado and Portland, Oregon facilities before responding.

        On November 1, 2006, Mr. Frolov met Mr. Declusin to discuss the potential acquisition of Oregon Steel by Evraz. On November 2-3, 2006, Messrs. Declusin, Adams, Frolov, Timur Yanbukhtin, Vice President and Director of Corporate Finance of EvrazHolding LLC, and a representative of Credit Suisse toured Oregon Steel's facilities in Pueblo, Colorado and Portland, Oregon. While they were travelling, Mr. Frolov indicated that Evraz would be willing to increase its offer to $63 per Share in cash but that it was not prepared to raise its offer beyond that point. Mr. Frolov stated that Evraz's proposal would not be subject to any financing condition. Mr. Frolov further informed Mr. Declusin that Evraz was prepared to complete due diligence on an expedited basis and could enter into a merger agreement within two weeks. Finally, Mr. Frolov told Mr. Declusin that Evraz would only be willing to pursue negotiations regarding an acquisition of Oregon Steel on the basis of exclusive negotiations. Mr. Declusin reported that Oregon Steel's board of directors would be meeting telephonically to discuss the transaction on November 3, 2006, and that Mr. Frolov should consider increasing the purchase price above $63 per Share in order to gain approval for the transaction from Oregon Steel's board of directors.

        On November 4, 2006, Mr. Declusin contacted Mr. Frolov to respond to his $63 per Share proposal and to seek an increase in the proposed per Share price. Mr. Declusin further indicated that Oregon Steel would be willing to negotiate for two weeks on an exclusive basis. Mr. Frolov raised the offer price to $63.25 per Share, but stated that it was Evraz's final offer. Messrs. Frolov and Declusin also discussed the potential break-up fee that might be payable by Oregon Steel under certain circumstances and Mr. Frolov proposed a break-up fee of 3% of the equity value of the transaction.

        Also on November 4, 2006 Cleary Gottlieb Steen & Hamilton LLP ("Cleary Gottlieb"), Evraz's legal counsel, delivered a draft amendment to the Confidentiality Agreement to Covington & Burling LLP ("Covington"), Oregon Steel's legal counsel for the proposed acquisition. The draft amendment proposed, among other things, to add Evraz as a party to the Confidentiality Agreement, to extend the term of the confidentiality and standstill provisions for a period of one-year and grant Evraz a four-week period of exclusivity to negotiate a transaction with Oregon Steel. On November 6, 2006, Evraz and Oregon Steel entered into an amendment to the Confidentiality Agreement, substantially on the terms proposed by Evraz, except that the agreed exclusivity period was for a period ending at 5:00 PM Eastern Standard Time on November 20, 2006.

        Also on November 6, 2006, Evraz delivered to Mr. Declusin, a revised preliminary non-binding indication of interest to acquire Oregon Steel for $63.25 per Share in cash, subject to completion of due diligence review and the negotiation and execution of a mutually satisfactory definitive merger agreement. The indication of interest contemplated that the acquisition would be effected by means of a fully financed tender offer by a subsidiary of Evraz for all of the outstanding Shares of Oregon Steel. Evraz stated in the indication that it believed it would be in a position to complete its due diligence and announce a transaction by November 14, 2006.

        Beginning on November 6, 2006, Oregon Steel made available to Evraz and its advisors an electronic dataroom so that Evraz could commence its due diligence process.

        Between November 6, 2006 and November 16, 2006, Evraz, Credit Suisse and UBS Limited negotiated the commitment letter relating to the debt financing for the Offer and Merger (the "Commitment Letter") and on November 16, 2006 Credit Suisse and UBS Limited executed the Commitment Letter. Evraz countersigned the Commitment Letter on November 19, 2006.

        On November 7, 2006, representatives of Evraz, Credit Suisse, UBS, Oregon Steel, Cleary Gottlieb, Covington, Cravath, Swaine & Moore LLP ("Cravath"), counsel to Credit Suisse, Ernst & Young LLP, Evraz's outside accounting firm and Schwabe, Williamson and Wyatt P.C. ("Schwabe"), Oregon Steel's regular outside counsel, met in person, via video conference and telephonically for management presentations and financial, business and legal due diligence sessions.

        Between November 9, 2006 and November 19, 2006, representatives of Evraz and Oregon Steel, including Cleary Gottlieb and Covington, exchanged drafts of the Merger Agreement negotiated the terms of the proposed Merger Agreement, including, among other things, the provisions governing:

  •
  the circumstances in which the tender offer would be extended;

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  the conditions to the Offer;

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  the definition of material adverse effect;

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  the circumstances in which Oregon Steel would be required to pay the termination fee;

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  the specifics of the procedures to be followed in the event the Company received a proposal for the acquisition of 15% or more of its assets or shares prior to acceptance of the Shares by Evraz pursuant to the Offer;

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  the circumstances in which Oregon Steel's board of directors would be allowed to change its recommendation of the Offer and the Merger;

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  the treatment of employees of Oregon Steel following the closing of the transaction; and

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  the limitations on Oregon Steel's business operation prior to the closing of the transaction;

        On November 16, 2006, representatives of Cleary Gottlieb and Covington negotiated further changes to the draft merger agreement. In the evening of November 16, 2006, Evraz provided Oregon Steel with copies of the executed commitment letters of Credit Suisse and UBS. Oregon Steel and Covington reviewed the terms and conditions of the commitment letters of Credit Suisse and UBS and discussed them with Oregon Steel's financial advisor.

        Also on November 16, 2006, Mr. Frolov, Mr. Declusin and Mr. Adams met to discuss the outside date for the extension of the tender offer, communications regarding the transactions and the treatment of employees of Oregon Steel under the proposed Merger Agreement.

        On November 17, 2006, Messrs. Frolov, Declusin and Adams met with the president of the United Steel Workers of America in Pittsburgh, Pennsylvania to introduce Mr. Frolov to the union and to discuss the proposed transaction.

        On November 14, 2006, the board of directors of Evraz met and approved the Merger Agreement, the Offer and the Merger, subject to the negotiation and execution of final definitive documents satisfactory to certain authorized signatories of Evraz.

        At a special meeting held on November 19, 2006, the board of directors of Oregon Steel unanimously approved the Merger Agreement, the Offer and the Merger, determined that the Offer and the Merger are advisable and fair to, and in the best interests of, the holders of Shares and unanimously resolved to recommend that holders of Shares accept the Offer and tender their Shares pursuant to the Offer. Oregon Steel, Evraz and Purchaser executed the Merger Agreement on November 20, 2006.

        On November 20, 2006, Evraz and Oregon Steel issued a joint press release announcing the execution of the Merger Agreement. On November 30, 2006, Purchaser commenced the Offer.

11.   Purpose of the Offer; Plans for Oregon Steel and the Merger Agreement

        Purpose of the Offer and Plans for Oregon Steel.    The purpose of the Offer and the Merger is for Evraz, through Purchaser, to acquire control of, and the entire equity interest in, Oregon Steel. Pursuant to the Merger, Evraz will acquire all of the capital stock of Oregon Steel not purchased pursuant to the Offer, the top-up option or otherwise. Stockholders of Oregon Steel who sell their Shares in the Offer will cease to have any equity interest in Oregon Steel or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Oregon Steel. On the other hand, after selling their Shares in the Offer or the subsequent Merger, stockholders of Oregon Steel will not bear the risk of any decrease in the value of Oregon Steel.

        Assuming Purchaser purchases a majority of the Shares pursuant to the Offer, Evraz is entitled, if it so elects, to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of Oregon Steel. See "The Merger Agreement—Directors" below.

        In accordance with the Merger Agreement, following the Offer, Evraz will acquire the remaining Shares pursuant to the Merger. In the event that a sufficient number of Shares are tendered in the Offer to entitle us to purchase Shares pursuant to the top-up option, we may acquire Shares pursuant to the top-up option. Evraz and its affiliates also reserve the right to dispose of any or all Shares acquired by them.

        Except as otherwise provided herein, it is expected that following the Merger, the business and operations of Oregon Steel will be continued substantially as they are conducted currently. Evraz will continue to conduct a detailed review of Oregon Steel and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel during the pendency of the Offer. After the consummation of the Offer and the Merger, Evraz will take such actions as it deems appropriate in light of the circumstances which then exist. Oregon Steel is Evraz's first major acquisition in North America and may serve as a platform for further expansion into the region.

        Except as disclosed in this Offer to Purchase, neither Purchaser nor Evraz has any present plans or proposals that would result in an extraordinary corporate transaction involving Oregon Steel or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Oregon Steel's capitalization, corporate structure, business or composition of its management or board of directors.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that Evraz and Purchaser have filed with the Commission (the "Schedule TO"). The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under "Available Information."

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions set forth in the Offer as described in Section 13—"Certain Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn on or at the Expiration Date. Purchaser expressly reserves the right (but is not obligated), at any time or from time to time in its sole discretion, to modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Oregon Steel, (a) decrease the Offer Price or change the form of consideration payable in the Offer, (b) decrease the number of Shares sought pursuant to the Offer, (c) amend or waive the Minimum Tender Condition, (d) add to the conditions to the Offer described in Section 13—"Certain Conditions of the Offer" or modify those conditions in a manner adverse to the holders of the Shares, (e) extend the Offer, except as required or permitted by the Merger Agreement, or (f) make any other change in the terms or conditions of the Offer which is adverse to the holders of the Shares.

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  Promptly following the Expiration Date, Purchaser will be required to pay for any Shares validly tendered and not withdrawn that are accepted for payment. Purchaser may (a) extend the Offer for one or more periods of not more than ten business days each if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied (or waived by us), (b) extend the Offer for any period required by any rule, regulation or requirement of the Commission or the New York Stock Exchange applicable to the Offer or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, we may increase the Offer Price or extend the Offer to the extent required by law in connection with such increase. In any event, Purchaser is not required to extend the Offer beyond March 30, 2007. See Sections 1 and 13 —"Terms of the Offer" and "Certain Conditions of the Offer."

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  We may be required to extend the Offer under certain circumstances, including:

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  if, at the time the Offer is scheduled to expire, any required regulatory approval has not been obtained, or the applicable waiting or review period has not been terminated or expired (or the related condition waived by Evraz or Purchaser), then Oregon Steel may require that we extend the Offer for a period of not more than ten business days in order to permit the satisfaction of the offer conditions;

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  if, at the time the Offer is scheduled to expire, all of the conditions to the Offer have been satisfied, other than the Minimum Tender Condition, we are required to extend the Offer for a period of five business days (assuming continued satisfaction of all conditions other than the Minimum Tender Condition, we will be required to extend the Offer only once);

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  if, at the time the Offer is scheduled to expire, Oregon Steel is in breach of the Merger Agreement, the breach would result in a failure of a condition to the Offer (which failure has not been waived by Purchaser) and the breach is capable of being cured, Oregon Steel may require that we extend the Offer until the expiration of the applicable cure period, if any; and

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  if the Offer is scheduled to expire prior to January 4, 2007 and, within four business days prior to the expiration, Oregon Steel receives an Acquisition Proposal (as defined below) or a revision to a previously received Acquisition Proposal that is still pending as of such expiration date, then Oregon Steel may require that we extend the offer until the later of (i) five business days following its receipt of the Acquisition Proposal (or revision) and (ii) the last business day of the required notice and negotiation periods relating to such Acquisition Proposal under the Merger Agreement.

        Oregon Steel may also require us to provide a "subsequent offering period" for a period that we determine of not less than 5 business days if all offer conditions are satisfied but fewer than 90% of the total number of outstanding Shares have been tendered in the Offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Shares tendered during the Offer and during which Oregon Steel stockholders may tender their Shares and receive the Offer consideration promptly. There would be no condition to our purchase of these tendered Shares and tendering stockholders would not be able to withdraw their shares. See Section 1—"Terms of the Offer."

        Recommendation.    Oregon Steel has represented to us in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the stockholders of Oregon Steel, (b) approved the Merger Agreement and the transactions contemplated thereby, (c) resolved to recommend acceptance of the Offer by Oregon Steel's stockholders and (d) irrevocably taken all necessary steps to render Section 203 of the DGCL and any similar anti-takeover laws and regulations and its "poison pill" inapplicable to the Offer and the Merger.

        Directors.    The Merger Agreement provides that, subject to applicable law and applicable rules and regulations of the NYSE, after Purchaser has purchased at least a majority of the outstanding Shares, and from time to time thereafter, Purchaser has the right to designate a number of directors of Oregon Steel, rounded up to the next whole number, that is equal to the product of the total number of directors on the Oregon Steel board of directors and the percentage that the number of Shares purchased by Purchaser bears to the total number of Shares then outstanding. The Merger Agreement provides that Oregon Steel will, upon request by Purchaser, promptly increase the size of the board of directors of Oregon Steel or use its reasonable best efforts to seek the resignations of one or more existing directors as is necessary to provide Purchaser with such level of representation and will cause

Purchaser's designees to be so elected. However, the Merger Agreement further provides that until the time the Merger becomes effective (the "Effective Time") and there remains at least one director who was a director on the date of the Merger Agreement (a "Continuing Director"), certain actions of the Oregon Steel board of directors will require the concurrence of a majority of the directors of Oregon Steel who are Continuing Directors.

        Top-Up Option.    Oregon Steel has granted Purchaser a top-up option, exercisable by Purchaser at any time on or prior to the fifth business day after the expiration of the Offer (including any subsequent offering period), and provided that Evraz and Purchaser then own not less than 85% of outstanding Shares, to purchase a number of newly-issued or treasury Shares of Oregon Steel sufficient to result in Evraz and Purchaser owning, in the aggregate, one Share more than 90% of the total number of Shares outstanding (including such newly-issued or treasury Shares). The per Share purchase price for the Shares would be equal to the Offer Price. Notwithstanding the foregoing, Oregon Steel will not be required to issue more Shares than it has remaining as authorized but unissued pursuant to Oregon Steel's certificate of incorporation. Oregon Steel's obligation to deliver Shares pursuant to the top-up option is subject to the condition that doing so would not violate applicable law or a judgment, injunction, order or decree and that no action or consent of Oregon Steel's stockholders would be required in connection with the top-up option, except that the rules and regulations of the NYSE will not apply to this condition.

        The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Oregon Steel and Oregon Steel will be the surviving corporation, unless Evraz elects to cause Oregon Steel to be merged with and into Purchaser, with Purchaser continuing as the surviving corporation.

        Evraz and Purchaser have agreed in the Merger Agreement that, unless Evraz effects a short-form merger subject to applicable law, Evraz and Purchaser will, promptly following the consummation of the Offer (including any subsequent offering period), consent in writing in accordance with Section 228 of the DGCL to the adoption of the agreement of merger contained in the Merger Agreement and promptly deliver such consent to the secretary of Oregon Steel. Oregon Steel has agreed in the Merger Agreement that, unless Evraz effects a short-form merger subject to applicable law, Oregon Steel will as soon as practicable after consummation of the Offer prepare and file with the Commission, subject to the prior review and approval of Evraz and Purchaser (which approval shall not be unreasonably withheld), a preliminary information statement relating to the Merger as required by the Exchange Act and the rules and regulations thereunder and cause the definitive information statement (the "Information Statement") to be mailed to its stockholders.

        The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, any subsequent offering period or the exercise of the top-up option, Purchaser or any other direct or indirect subsidiary of Evraz, holds at least 90 percent of the outstanding shares of each class of capital stock of Oregon Steel, each of Evraz, Purchaser and Oregon Steel will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the consummation of the Offer as a short-form merger without action of the stockholders of Oregon Steel.

        Charter, Bylaws, Directors and Officers.    Following the Merger, the certificate of incorporation of Oregon Steel will be amended and restated in its entirety to read as the certificate of incorporation of Purchaser in effect immediately prior to the Effective Time, except that Article I thereof will read as follows: "The name of the Corporation is Evraz North America, Inc.," and, as so amended, will be the certificate of incorporation of the surviving corporation, and the bylaws of Purchaser, as in effect immediately prior to the Effective Time, will be the bylaws of the surviving corporation. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of Oregon Steel immediately prior to the Effective Time will be the initial officers of the surviving corporation. Pursuant to a collective bargaining agreement, the United Steelworkers of America have the right to designate one member to stand for election to the board of directors of Oregon Steel. Evraz and Purchaser have agreed in the Merger Agreement that one of the directors of the surviving corporation will continue to be appointed by the United Steelworkers of America to the extent and for so long as required by the collective bargaining agreement.

        Conversion of Shares.    Each Share issued and outstanding immediately prior to the Effective Time (other than (a) any Shares owned by Evraz, Purchaser, or any subsidiary of Evraz or Oregon Steel or held in the treasury of Oregon Steel, all of which will be canceled without any consideration being exchanged therefor, and (b) Shares held by stockholders who properly exercise dissenters' rights under the DGCL, if any) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into the right to receive in cash, the Offer Price, without interest, upon surrender of the certificate representing such Shares. At the Effective Time, each share of common stock of Purchaser, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of common stock of the surviving corporation.

        The Merger Agreement provides that at the Effective Time, all of the outstanding options or rights to acquire Shares that are outstanding (regardless of whether vested or exercisable) at the later of (a) the completion of the Offer and (b) the earlier of January 2, 2007 and the Effective Time (such date, the "Option Cash-Out Date" and the options outstanding as of the Option Cash-Out Date, the "Existing Stock Options") granted under any stock option or similar plan of Oregon Steel (the "Stock Option Plans") will, at the Option Cash-Out Date, be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of the Offer Price over the per share exercise or purchase price of such Existing Stock Option and (b) the number of Shares subject to such Existing Stock Option.

        Each other incentive award or other right relating to, or the value of which is based on the value of, Shares, other than stock options that is outstanding immediately prior to the acceptance for payment of Shares in the Offer will, by virtue of the completion of the Offer and in accordance with the terms of the equity plan governing the terms of such incentive award, be converted into the right to receive an amount in cash, without interest, equal to the product of (a) the excess, if any, of the Offer Price over the per Share exercise or purchase price of such incentive award and (b) the number of Shares subject to such incentive award.

        Representations and Warranties.    In the Merger Agreement, Oregon Steel has made customary representations and warranties to Evraz and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, consents and approvals, public filings, financial statements, absence of any Material Adverse Effect (as defined below), information to be included in this Offer to Purchase, the related Letter of Transmittal and any other ancillary documents related to the Offer (collectively, the "Offer Documents") and in the Information Statement, brokers fees, employee benefit matters, litigation, tax matters, compliance with law, environmental matters, intellectual property, real property, material contracts, insurance, related party transactions, inapplicability of state takeover statutes, the Rights Agreement and the vote required by Oregon Steel's stockholders to approve the Merger. Each of Evraz and Purchaser has made customary representations and warranties to Oregon Steel with respect to, among other matters, its organization and qualification, authority, information to be included in the Offer Documents and the Information Statement, consents and approvals, financing and brokers' fees.

        As defined in the Merger Agreement and for purposes of the Offer, "Material Adverse Effect" means any material and adverse effect on either (i) any of the financial condition, business, assets, liabilities or results of operations of Oregon Steel and its subsidiaries taken as a whole or (ii) the ability of Oregon Steel to consummate the transactions contemplated by the Merger Agreement;

provided, however, that no event, condition, change, occurrence or development of a state of circumstances arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) changes in the economy or financial markets generally in the United States or Canada; (B) changes that are the result of factors generally affecting the principal industries and geographic areas in which Oregon Steel and its subsidiaries operate; (C) the announcement of the execution of the Merger Agreement or the performance of obligations under the Merger Agreement; (D) the commencement, occurrence, continuation or escalation of any war, armed hostilities or acts of terrorism involving the United States or Canada; (E) changes in GAAP or interpretation thereof after the date hereof; (F) any failure by Oregon Steel to meet any estimates of revenues or earnings for any period ending on or after the date of the Merger Agreement, provided that the exception in this clause shall not prevent or otherwise affect a claim or determination that any event, condition, change, occurrence or development of a state of circumstance underlying such failure has resulted in a Material Adverse Effect; (G) changes in the price or trading volume of Shares, provided that the exception in this clause shall not prevent or otherwise affect a claim or determination that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume has resulted in a Material Adverse Effect; provided, further, that, with respect to clauses (A), (B) and (D), such change, event, circumstances or development does not disproportionately adversely affect Oregon Steel and its subsidiaries compared to other companies operating generally in the principal industries and geographic areas in which Oregon Steel and its subsidiaries operate.

        The representations and warranties contained in the Merger Agreement have been made solely for the benefit of the other party and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

  •
  have been qualified by information set forth in a confidential disclosure letter exchanged by the parties in connection with signing the Merger Agreement—the information contained in this disclosure letter modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

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  will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement other than claims for willful breach;

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  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

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  were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

  Covenants.

        Conduct of Business.    The Merger Agreement obligates Oregon Steel and its subsidiaries, from the date of the Merger Agreement to the date on which the majority of Oregon Steel's directors are designees of Evraz or Purchaser, to conduct their operations only in the ordinary and usual course of business, consistent with past practice (unless Evraz shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed)) and obligates Oregon Steel and its subsidiaries to use their reasonable best efforts to preserve intact their business organizations, to keep available the services of their current officers and to preserve the goodwill of and maintain satisfactory relationships with those persons and entities having business relationships with Oregon Steel and its subsidiaries. The Merger Agreement also contains specific restrictive covenants as to certain activities of Oregon Steel prior to the date on which the majority of Oregon Steel's directors are designees of Evraz or Purchaser, which provide that Oregon Steel will not (and will not permit any of its subsidiaries to) take certain actions without the prior written consent of Evraz (not to be unreasonably withheld or delayed), including, among other things and subject to certain exceptions, issuing or selling its securities or granting options, redeeming or repurchasing securities, changing its capital structure or declaring or paying any dividends or distributions, making material acquisitions or dispositions, entering into or amending material contracts, incurring or guaranteeing indebtedness for borrowed money or capital leases, making any loans, capital contributions or investments, changing accounting methods, making material tax elections outside of the ordinary course of business or entering into tax settlements, amending its certificate of incorporation or bylaws, entering into or amending any collective bargaining agreement, entering into or amending employment, severance or similar agreements, or increasing compensation of officers, directors and other than in the ordinary course of business, employees, agreeing to grant stock-related cash-based or other similar awards or bonus, forgiving loans to related parties, settling litigation or claims, increasing compensation or adopting new benefit plans, terminating any officers, incurring material capital expenditures or agreeing to take any of the foregoing actions.

        No Solicitation.    In the Merger Agreement, Oregon Steel has agreed not to, and to cause its subsidiaries not to, and to not permit its and their respective officers, directors, employees, representatives and agents to, directly or indirectly, solicit, initiate, participate in any way in or knowingly encourage any discussions or negotiations with respect to, or provide any information, or afford any access to the properties, books or records of Oregon Steel or any of its subsidiaries, or otherwise take any other action to knowingly assist or facilitate, any person or group in respect of, or that would reasonably be expected to lead to, any offer or proposal, or any indication of interest in making, an offer or proposal, made in writing which is structured to permit the person or group making such proposal to acquire beneficial ownership of at least 15% of the assets of, the equity interest in, or businesses of, Oregon Steel and its subsidiaries, taken as a whole, pursuant to a merger, recapitalization, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Offer and the Merger (an "Acquisition Proposal").

        Notwithstanding the foregoing, upon concurrent notice to Evraz and the prior execution by such person or group of a confidentiality agreement no less favorable to Oregon Steel than the confidentiality agreement entered into between Evraz and Oregon Steel (other than the exclusivity and "standstill" provisions contained therein, provided that if Oregon Steel agrees to a less restrictive standstill provision with such person or group, Evraz and Purchaser will also be bound only by the less restrictive standstill provision), Oregon Steel may, at any time prior to the purchase of Shares, furnish information to (provided that such information previously has been or will concurrently be provided to Evraz) or enter into discussions or negotiations with any person or group that has made an unsolicited bona fide Acquisition Proposal after the date of the Merger Agreement (not resulting from a breach of Oregon Steel's non-solicitation covenants) that the board of directors of Oregon Steel has reasonably determined in good faith, after consultation with its outside financial advisor and outside legal counsel and taking into account all legal, financial, financing, regulatory and other aspects of the proposal, that the Acquisition Proposal is or could reasonably be expected to lead to an unsolicited bona fide Acquisition Proposal (substituting 50% for 15% in the definition thereof) in respect of a transaction that the board of Oregon Steel will, based on the same criteria, determine, is more favorable to Oregon Steel's stockholders than the Offer and the Merger and is reasonably likely to be consummated on the terms proposed (a "Superior Proposal").

        The Merger Agreement also requires Oregon Steel to promptly (and in any event within two Business Days) notify Evraz and Purchaser, orally and in writing, if any such information is requested or any such negotiations or discussions are sought to be initiated and to immediately communicate to Evraz and Purchaser the identity of the person making such request or inquiry (the "Potential

Acquiror") and any other material terms of such request, inquiry or Acquisition Proposal. Oregon Steel will keep Evraz and Purchaser reasonably informed of the status of such discussions or negotiations and shall promptly (and in any event within two business days) notify Evraz and Purchaser orally and in writing of any modifications to the financial or other material terms of such request, inquiry or Acquisition Proposal. Oregon Steel also agreed to immediately cease and cause to be terminated any existing activities, discussions, or negotiations with respect to an Acquisition Proposal with anyone other than Evraz and its affiliates.

        The Merger Agreement provides that, except as described below, Oregon Steel may not (a) withdraw, modify or qualify, or publicly propose to withdraw, modify or qualify, in a manner adverse to Evraz or Purchaser, the approval or recommendation of the Offer or the Merger, (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (c) release any third party from any confidentiality (in the context of an Acquisition Proposal) or standstill agreement to which Oregon Steel is a party, or grant any waiver, request or consent to any Acquisition Proposal under, any such agreement, (d) redeem the rights or amend or take any other action with respect to the Rights Agreement to facilitate any Acquisition Proposal or permit any person other than Evraz or Purchaser to acquire beneficial ownership of 15% or more of the Shares or (e) enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any Acquisition Proposal (other than a confidentiality agreement with a Potential Acquiror).

        Notwithstanding the provisions described in the immediately preceding paragraph, Oregon Steel may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in manner adverse to Evraz or Purchaser, its recommendation of the Offer or the Merger, if Oregon Steel's board of directors determines in its good faith judgment, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law, including its duties of good faith and candor to Oregon Steel's stockholders, and in the case where such determination is made in response to an Acquisition Proposal made and not withdrawn prior to such determination, Oregon Steel has provided Evraz prior written notice of its intent to take such action not less than two business days prior to taking such action. In addition, Oregon Steel and its board of directors are not prohibited by the Merger Agreement from taking and disclosing to Oregon Steel's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the board of directors of Oregon Steel (after consultation with outside counsel) failure to do so would be inconsistent with its fiduciary duties, including its duty of candor to the stockholders of the Company, or violate its obligations under applicable law, provided, however, that any such action will be deemed to constitute a modification or qualification of the recommendation of the Offer or the Merger unless the board of directors of Oregon Steel expressly reaffirms its recommendation of the Offer or the Merger, as the case may be, in connection with such disclosure if so requested by Evraz.

        Reasonable Best Efforts.    The Merger Agreement provides that subject to its terms and conditions, each of Oregon Steel, Evraz and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement. Without limiting the foregoing, each of Oregon Steel, Evraz and Purchaser will use its reasonable best efforts to make promptly any required submissions under the HSR Act, the submissions under the Exon-Florio Amendment and the requisite notifications under ITAR and any submissions under any applicable foreign antitrust or competition laws that are required to be made or which Oregon Steel and Evraz mutually agree should be made, in each case, with respect to the Offer, the Merger, and the transactions contemplated by the Merger Agreement and Evraz, Purchaser and Oregon Steel will cooperate with one another in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other supranational, national, federal, state or local law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to Oregon Steel's business in connection with the consummation of the transactions contemplated by the Merger Agreement and in promptly making any filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers required to be made or which Oregon Steel and Evraz mutually agree should be made.

        The Merger Agreement also provides that in the event that any action, suit, proceeding or investigation relating to the Merger Agreement or to the transactions contemplated thereby is commenced, whether before or after the Effective Time, the parties agree to cooperate and use their reasonable best efforts to defend vigorously against it and respond thereto and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

        Indemnification and Insurance.    In the Merger Agreement, Evraz and Purchaser have agreed that Oregon Steel's certificate of incorporation and bylaws, and the articles of organization, bylaws or similar constituent documents of any of Oregon Steel's subsidiaries will contain provisions with respect to indemnification no less favorable than those in effect as of the date of the Merger Agreement, until the expiration of the applicable statutes of limitations, unless an amendment, modification or repeal of such provisions is required by applicable law. In addition, all obligations of Oregon Steel (including with respect to change of control payments and rights to indemnification for prior acts or omissions, including rights to advancement of expenses) now existing in favor of current directors or officers of Oregon Steel shall survive the Merger and continue in full force and effect as obligations of the surviving corporation in accordance with their terms. Oregon Steel will also provide such letters of credit securing Oregon Steel's obligations pursuant to such change of control agreements as are required by the terms thereof.

        The Merger Agreement also provides that the surviving corporation will also indemnify and hold harmless each present and former officer and director of Oregon Steel and its subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses (and advancement of expenses), incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was an officer, director, employee fiduciary or agent of Oregon Steel, to the fullest extent permitted under applicable law and Oregon Steel's certificate of incorporation or bylaws as of the date of the Merger Agreement.

        The Merger Agreement further provides that the surviving corporation will, subject to certain limits, cause to be maintained in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring prior to the Effective Time, policies of directors' and officers' liability insurance, or a six-year tail insurance policy, covering the persons covered at the date of the Merger Agreement by Oregon Steel's existing directors' and officers' liability insurance policies and providing coverage at least as favorable, in the aggregate, as such existing policies, subject to certain limitations on the amount of premiums that the surviving corporation may be required to pay for such coverage.

        Employee Matters.    The Merger Agreement provides that prior to the Effective Time, Oregon Steel will, and after the Effective Time, Evraz will cause the surviving corporation to, honor in accordance with their terms all existing employment and severance agreements between Oregon Steel or any of its subsidiaries and any officer, director or employee of Oregon Steel or any of its subsidiaries specified in the Merger Agreement. Evraz will, and will cause the surviving corporation to, honor in accordance with their respective terms certain collective bargaining agreements, including the collective bargaining agreements dated September 10, 2004, between Rocky Mountain Steel Mills and United Steelworkers of America, on behalf of Local Union 2102, Local Union 3267 and Local Union 3267 (Plant Protection), to the extent required by applicable law.

        The Merger Agreement further provides that Oregon Steel will take, or cause to be taken, all action necessary, as promptly after the date of the Merger Agreement as reasonably practicable, to amend any plan, maintained by Oregon Steel or any of its subsidiaries to eliminate, as of the date of the Merger Agreement, all provisions for the purchase of Shares directly from Oregon Steel or any of its subsidiaries or securities of any subsidiary.

        The Merger Agreement also provides that Evraz will cause the surviving corporation and its subsidiaries, until the first anniversary of the Effective Time, to provide compensation, pension, welfare and other benefits to its employees (excluding employees covered by a collective bargaining agreement, who shall continue to be governed by the terms of the applicable collective bargaining agreement) that will be in the aggregate no less favorable than those provided by Oregon Steel and its subsidiaries to such employees immediately prior to the Effective Time (excluding equity based compensation). In the Merger Agreement, Evraz also represents that it is its current intention to cause the surviving corporation to provide a long-term incentive plan to retain key employees of the surviving corporation.

        The Merger Agreement further provides that Evraz will cause the surviving corporation to give each employee of Oregon Steel credit, for purposes of the surviving corporation's vacation and other paid leave benefit programs, for such employees' accrued and unpaid vacation and paid leave balance as of the Effective Time, but in no event will Evraz or the surviving corporation be obligated to extend or enlarge the benefits available under such programs.

        The Merger Agreement also provides that Evraz will, and will cause the surviving corporation to, cause service rendered by employees of Oregon Steel and its subsidiaries to be taken into account for vesting and eligibility purposes under employee benefit plans of Evraz, the surviving corporation and its subsidiaries, to the same effect as such service was taken into account under the corresponding plans of Oregon Steel and its subsidiaries for those purposes.

        The Merger Agreement provides that Evraz will cause the surviving corporation to pay the annual bonuses to employees in respect of fiscal year 2006 in accordance with the terms of the applicable plan and consistent with past practice; provided that Oregon Steel's board of directors shall defer to the good faith determination of the chief executive officer of Oregon Steel that the timing and calculation of any such bonuses is consistent with the terms of the plan and in accordance with past practice.

        Takeover Laws.    Oregon Steel has agreed to, upon the request of Evraz or Purchaser, take all reasonable steps to exclude the applicability of, or to assist in any challenge by Evraz or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by the Merger Agreement, of, any "moratorium," "control share acquisition," "business combination," "fair price" or other form of anti-takeover law or regulations.

        Notification of Certain Matters.    Oregon Steel has agreed to give prompt notice to Evraz and Purchaser, and Evraz or Purchaser, as the case may be, has agreed to give prompt notice to Oregon Steel, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in a breach or failure of any representation, warranty or covenant of such party contained in the Merger Agreement, substituting "material effect on Oregon Steel" for "Material Adverse Effect" wherever "Material Adverse Effect" qualifies any such representation, warranty or covenant and, provided that if any such representation, warranty or covenant does not contain a materiality qualifier, such breach or failure must be material. The obligations of Oregon Steel, Evraz and Purchaser under this provision do not constitute an obligation, covenant or agreement for purposes of determining whether any party to the Merger Agreement has a right to terminate the Merger Agreement or if the conditions to the Offer have been satisfied.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Evraz, Purchaser and Oregon Steel to consummate the Merger are subject to the satisfaction or waiver, where permissible, prior to the proposed Effective Time, of the following conditions: (a) unless the Merger is consummated as a short-form merger, the agreement of merger contained in the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of Oregon Steel required by and in accordance with applicable law, (b) the consummation of the Merger is not prohibited, restricted or made illegal by any statute, rule, regulation, executive order, judgment, decree or injunction enacted, entered, issued promulgated or enforced by any court or any governmental authority and (c) Purchaser shall have accepted for purchase Shares tendered pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated and the Merger may be abandoned at any time (notwithstanding approval thereof by the stockholders of Oregon Steel) prior to the Effective Time (with any termination by Evraz also being an effective termination by Purchaser):

           (a)  by mutual written consent of Oregon Steel and Evraz;

           (b)  by either Evraz or Oregon Steel if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling, or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate shall have used its reasonable best efforts to contest and remove such order, decree, ruling or action;

           (c)  by Oregon Steel if (i) Evraz or Purchaser breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (A) would give rise to a material adverse effect on the ability of Evraz or Purchaser to consummate the Offer, the Merger or any other transactions contemplated thereby and (B) cannot be cured or has not been cured within 30 days after the giving of written notice to Evraz of such breach, (ii) Purchaser shall have failed to accept for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof on or before the date that is four months from the date of the commencement of the Offer (the "Outside Date") or the Offer shall have expired or been terminated without Purchaser having purchased any Shares pursuant thereto or (iii) Purchaser fails to purchase validly tendered Shares in violation of the terms of the Merger Agreement; provided, that Oregon Steel has no right to terminate the Merger Agreement pursuant to clause (i) if Oregon Steel is then in material breach of any of its covenants contained in this Agreement or pursuant to clause (ii) if the failure of Purchaser to accept for payment and pay for Shares resulted from Oregon Steel's failure to perform any of its obligations under the Merger Agreement or from facts or circumstances that constitute a breach of any representation or warranty of Oregon Steel;

           (d)  by Evraz if, (i) Oregon Steel breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would (A) give rise to the failure of the condition described in subparagraph (c) of paragraph 2 of Section 13—"Certain Conditions of the Offer" below and (B) cannot be or has not been cured within 30 days after the giving of written notice to Oregon Steel of such breach or (ii) Purchaser shall not have accepted for payment Shares pursuant to the Offer prior to the Outside Date or the Offer shall have expired in accordance with its terms without Purchaser having purchased any Shares pursuant to the Offer; provided, that Evraz has no right to terminate the Merger Agreement pursuant to clause (i) if either Evraz or Purchaser is then in material breach of any of its covenants contained in the Merger Agreement or pursuant to clause (ii) if the failure of Purchaser to accept for payment Shares pursuant to the Offer by the Outside Date resulted from Evraz's or Purchaser's failure to perform any of its obligations under the Merger Agreement;

           (e)  by Oregon Steel, prior to the purchase of Shares pursuant to the Offer in connection with the receipt of a Superior Proposal, if all of the following conditions are satisfied: (i) Oregon Steel has complied with its obligations referred to above under "No Solicitation," (ii) Oregon Steel has given Evraz and Purchaser at least three business days advance written notice of its intention to accept or recommend a Superior Proposal and of all of the material terms and conditions of such Superior Proposal, (iii) Evraz and Purchaser do not within three business days of receipt by Evraz and Purchaser of the notice of a Superior Proposal, make an offer that the board of directors of Oregon Steel determines, in its good faith judgment (after consultation with its outside financial advisors and outside legal counsel) to be at least as favorable to the stockholders of Oregon Steel as the Superior Proposal; provided that during such three business day period, Oregon Steel shall negotiate in good faith with Evraz and Purchaser (to the extent that Evraz and Purchaser wish to negotiate) to enable Evraz and Purchaser to make such an offer and provided further, that, in the event of any amendment to the financial or other material terms of such Superior Proposal, Oregon Steel's board of directors shall deliver to Evraz and Purchaser an additional written notice, and the three business day period referenced above shall be extended for an additional two business days after Evraz's and Purchaser's receipt of such additional notice, (iv) Oregon Steel's board of directors, after taking into account any modifications to the terms of the Offer and the Merger agreed to by Evraz and Purchaser after receipt of such notice, continues to believe such Acquisition Proposal constitutes a Superior Proposal, and (v) on the date of such termination, Oregon Steel enters into a definitive agreement for the transaction contemplated by such Superior Proposal; provided that no termination pursuant to the foregoing shall be effective unless and until Oregon Steel shall have paid to Evraz the Expenses and the Termination Fee (as described below);

            (f)  by Evraz, prior to the purchase of Shares pursuant to the Offer, if Oregon Steel shall have (i) breached any of its covenants referred to above under "No Solicitation" in any material respect or (ii) the board of directors of Oregon Steel shall have taken or resolved to effect any of the actions referred to above in the last paragraph under "No Solicitation"; or

           (g)  by Evraz, prior to the purchase of Shares pursuant to the Offer, if since the date of the Merger Agreement, there shall have occurred any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        Fees and Expenses.    Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses.

        (a)   In the event that the Merger Agreement is terminated under the circumstances described in subparagraph (e) under "Termination" above, Oregon Steel has agreed to reimburse Evraz for all of the out-of-pocket fees and expenses of Evraz and Purchaser related to the Offer, the Merger Agreement, the transactions contemplated thereby and any related financing up to a maximum of $8 million ("Expenses") and to pay Evraz a termination fee of $68 million, less any Expenses actually reimbursed by Oregon Steel (the "Termination Fee"), in each case at the time of termination.

        (b)   In the event that the Merger Agreement is terminated under the circumstances described in subsection (ii) of subparagraph (f) under "Termination" above, Oregon Steel has agreed to reimburse Evraz for Expenses and to pay Evraz the Termination Fee on the business day following such termination.

        (c)   In the event that (i) the Merger Agreement is terminated under the circumstances described in (1) subsection (ii) of subparagraph (c) under "Termination" above (unless the matters giving rise to such termination are due to Evraz's or Purchaser's breach of their covenants), or (2) subsection (ii) of subparagraph (d) under "Termination" above, (ii) prior to the event giving rise to such termination an Acquisition Proposal has been made or publicly announced, (iii) as of the event giving rise to such termination, the only condition of the Offer that was not satisfied was the Minimum Tender Condition, then (x) upon such termination, Oregon Steel has agreed to reimburse Evraz for the Expenses and (y) if within 12 months thereafter an Acquisition Proposal has been consummated or a definitive agreement providing for a transaction underlying any Acquisition Proposal has been executed (any such event, a "Subsequent Transaction"), Oregon Steel has agreed to pay Evraz the Termination Fee. For purposes of the definition of Subsequent Transaction and the provisions described under this "Fees and Expenses" section, references to 15% in the definition of "Acquisition Proposal" will be replaced with 50%.

        (d)   In the event that the Merger Agreement is terminated under the circumstances described in subsection (i) of subparagraph (d) under "Termination" above, and prior to such termination, an Acquisition Proposal shall have been made or publicly announced, then (x) Oregon Steel has agreed to reimburse Evraz for the Expenses upon such termination and (y) if within 12 months following the termination, there is a Subsequent Transaction, then Oregon Steel shall pay Evraz the Termination Fee.

        (e)   In the event that the Merger Agreement is terminated under the circumstances described in subsection (i) of subparagraph (f) under "Termination" above, then (x) Oregon Steel has agreed to reimburse Evraz for the Expenses upon such termination and (y) if within 12 months following the date of such termination there is a Subsequent Transaction, then Oregon Steel shall pay Evraz the Termination Fee.

        Any Expenses or Termination Fee that becomes payable pursuant to the provisions described in clause (x) of paragraphs (c), (d) or (e) under "Fees and Expenses" shall be payable simultaneously with such termination (in the case of a termination by Oregon Steel) or within one business day thereafter (in the case of a termination by Evraz) and if any Expenses or Termination Fee becomes payable pursuant to the provisions described in clause (y) of paragraphs (c), (d) or (e) under "Fees and Expenses" they shall be payable simultaneously with the earlier of completion of such Acquisition Proposal and Oregon Steel's entering into such a definitive agreement.

        Amendment.    To the extent permitted by applicable law, the Merger Agreement may be amended by the boards of directors of Oregon Steel, Evraz and Purchaser, subject in the case of Oregon Steel to the approval of the Continuing Directors as described under "Directors" above, at any time before or after adoption of the Merger Agreement by the stockholders of Oregon Steel but, after any such stockholder approval, no amendment may be made which decreases the Merger Consideration or which adversely affects the rights of the stockholders of Oregon Steel under the Merger Agreement without the approval of the stockholders of Oregon Steel.

        Extension; Waiver.    At any time prior to the Effective Time, the parties, subject in the case of Oregon Steel to the provisions of the Merger Agreement requiring certain actions to be approved by the Continuing Directors, may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties contained the Merger Agreement by any other applicable party or in any document, certificate or writing delivered pursuant to the Merger Agreement by any other applicable party or waive compliance with any of the agreements or conditions contained in the Merger Agreement.

        Confidentiality Agreement.    On February 9, 2005, an affiliate of Evraz and Oregon Steel entered into a confidentiality agreement, which was amended on November 6, 2006 to, among other things, add Evraz as a party and extend the term of the confidentiality and standstill obligations. Each party agreed that any information furnished to it or its representatives by or on behalf of the other party will be considered confidential information to be kept confidential for a period of three years from the date of the agreement unless otherwise required by law and will be used solely for the purpose of evaluating a possible transaction. Evraz and its affiliate agreed that they will not, for a period of three years from the date of the agreement, effect, participate in, or seek, offer, or propose to effect or to participate in any acquisition of securities or assets, any business combination, any extraordinary transaction, or any solicitation of proxies or consents to vote any securities of Oregon Steel or its subsidiaries or enter into discussions or arrangements with any third party, participate in a group (as defined under the Exchange Act), or take action that may force Oregon Steel to make public announcements concerning the foregoing. Subject to qualified exceptions, Evraz and its affiliate agreed not to employ or attempt to employ or divert any employee of Oregon Steel for a period of three years from the date of the agreement. The amended confidentiality agreement provided that from November 6, 2006 until 5 P.M. EST on November 20, 2006, Oregon Steel and its agents would not solicit or knowingly encourage or initiate inquiries or proposals, participate in discussions, enter into any agreement or understanding, or provide information that could reasonably be expected to lead to alternative acquisition proposals and would terminate any existing solicitation, discussion, or negotiation with respect to alternative acquisition proposals. This summary is qualified in its entirety by reference to the confidentiality agreement and the amendment to the confidentiality agreement which are filed as Exhibits (d)(2) and (d)(3), to the Schedule TO, respectively, and are incorporated herein by reference.

        Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see —"The Merger Agreement—Conditions to Consummation of the Merger"), Evraz, which owns 100 percent of the common stock of Purchaser, indirectly will control the number of Shares acquired by Purchaser pursuant to the Offer. Under the Merger Agreement, promptly following payment by Purchaser for Shares purchased pursuant to the Offer, and from time to time thereafter, subject to applicable law and applicable rules and regulations of the NYSE, Oregon Steel has agreed to take all actions necessary to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Oregon Steel to consist of persons designated by Purchaser (see "The Merger Agreement—Directors"). As a result of its ownership of such Shares and right to designate nominees for election to the board of directors of Oregon Steel, Evraz indirectly will be able to influence decisions of the board of directors of Oregon Steel and the decisions of Purchaser as a stockholder of Oregon Steel. This concentration of influence in one stockholder may adversely affect the market value of the Shares.

        If Evraz controls more than 50 percent of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, stockholders of Oregon Steel, other than those affiliated with Evraz, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.   Source and Amount of Funds

        Evraz, the parent company of Purchaser, will provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. Evraz estimates that the total amount of funds necessary to purchase all outstanding shares of Oregon Steel pursuant to the offer and the merger will be approximately $2.35 billion which will be used to pay stockholders of Oregon Steel and holders of Oregon Steel's other equity-based interests, to refinance existing indebtedness of Oregon Steel and to pay customary fees and expenses in connection with the Offer and the Merger, the financing arrangements and the related transactions. Evraz expects to fund all these payments through a loan from Evraz to Purchaser, which Evraz will provide from cash on hand and/or cash generated from general corporate activities, as well as debt financing. The offer is not conditioned upon any financing arrangements.

        The following summary of certain financing arrangements of Evraz in connection with the Offer and the Merger is qualified in its entirety by reference to the Commitment Letter described below, a copy of which is filed as an exhibit to the Schedule TO and is incorporated by reference herein. You are urged to read the Commitment Letter in its entirety for a more complete description of the provisions summarized below.

        Debt Financing.    In connection with the Offer and the Merger, Evraz expects to finance a portion of the consideration to be paid in the Offer and the Merger and Evraz has obtained a commitment from Credit Suisse and UBS to provide funds in an aggregate principal amount of up to $1.8 billion under an unsecured term loan facility (the "Facility"), which will be guaranteed by Mastercroft Limited, an affiliate of Evraz.

        The Facility may be used to finance the direct or indirect acquisition of Shares pursuant to the Offer, the top-up option and the Merger, as well as to pay for other equity-based interests, to refinance any borrowings of Oregon Steel and its subsidiaries and to pay the costs and expenses in connection with the Offer and the other transactions contemplated by the Merger Agreement. Subject to the execution of definitive documentation relating to the Facility on or prior to December 16, 2006 and Evraz's compliance with its obligations under the commitment, the Facility will be available until the earliest of 194 days following November 16, 2006, three business days following the Effective Time and the date that the Offer lapses without consummation, terminates or is withdrawn or the Merger Agreement terminates in accordance with its terms.

        As long as the Facility is available and subject to the satisfaction of certain conditions referred to below, Evraz may draw up to $1.8 billion under the Facility to finance its payment obligations pursuant to the Offer and the Merger and to finance other costs and expenses in relation to the Offer and the transactions contemplated by the Merger Agreement. Evraz will be required to repay all amounts outstanding under the Facility on November 15, 2007, unless within one month prior to such date, the lenders grant Evraz's request for an extension of the repayment date, in which case Evraz will be required to repay all loans outstanding under the Facility no later than May 16, 2008.

        At Evraz's election, during the first 12 months of the Facility, Evraz may prepay up to $1 billion of the Facility with standard break funding costs, but without payment of any penalty or premium. In addition, Evraz will be required to prepay all amounts outstanding under the Facility in the event of a change of control of Evraz or if the Evraz group's rating is downgraded to or below B- (Standard and Poor's) or B3 (Moody's). Furthermore, if it becomes unlawful for a lender to perform its obligations under the Facility and such lender requests prepayment of the amount which it has lent to Evraz, then Evraz must prepay such amount. Prepayments will (subject to various exceptions and limitations) also be required following consummation of certain financing transactions and material disposals by the Evraz group.

        The lenders' obligation to fund loans under the Facility is subject to a number of conditions, including certain documents, certificates and legal opinions having been delivered to the lenders. In particular, Evraz must certify to the lenders that Purchaser has become obligated to accept for payment and pay for the Shares in accordance with the Merger Agreement, that certain material terms or conditions of the Offer or the Merger Agreement (to be designated in the definitive financing agreement) have not been waived or amended without the consent of the lenders, that neither Evraz nor Purchaser has agreed to any arrangements with any governmental, regulatory or similar authority in order to satisfy any term or condition of the Offer, other than those restrictions referred to in subparagraph (a) of the second paragraph under Section 13—"Certain Conditions of the Offer," all necessary filings under the HSR Act and the Exon-Florio Amendment have been made and the applicable waiting periods have expired, lapsed or been terminated and that all other necessary consents and authorizations required to implement the Offer in accordance with the Merger Agreement have been obtained.

        The lenders will not be obliged to fund any loans under the Facility if certain major events of default under the Facility relating to Evraz, Mastercroft or the Purchaser (but excluding Oregon Steel and its subsidiaries) were to occur and be outstanding, such events of default being limited to non-payment, breach of provisions relating to pari passu ranking, negative pledge, restrictions on disposals, acquisitions or financial indebtedness or the Offer, any breach of major representations (defined in the Commitment Letter) relating to Evraz, Mastercroft or Purchaser (but excluding Oregon Steel or its subsidiaries) or a change of control of Evraz, Mastercroft or the Purchaser. Furthermore, the lenders will not be obligated to fund loans unless such major representations are true and correct and would remain true and correct upon funding of a loan.

        All loans outstanding under the Facility will accrue interest at a rate equal to LIBOR plus an applicable margin and increased by certain mandatory costs of complying with applicable regulatory requirements of the Bank of England, the Financial Services Authority, the European Central Bank or any other relevant regulatory authority. Evraz will pay a commitment fee equal to a percentage of the applicable margin on the undrawn, uncanceled amount of each lender's commitments under the Facility during the period beginning December 16, 2006 until the expiration of the commitment. Evraz may cancel $10,000,000 of the commitment at any time on 10 business days prior written notice.

        Evraz has agreed to make standard representations and warranties, to be bound by certain customary covenants (including financial convenants) and the Financing will be subject to certain customary events of default (including that no material adverse change (as defined in the Commitment Letter) has occurred).

        Evraz expects to repay the loan from revenue generated from corporate activities and through refinancing into longer-term debt facilities and/or capital markets transactions.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) Evraz has arranged for sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

13.   Certain Conditions of the Offer

        Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer unless immediately prior to the Expiration Date (a) the Minimum Tender Condition shall have been satisfied, (b) any applicable waiting period under the HSR Act in respect of the Offer or the Merger shall have expired or been terminated; (c) the period of time for any applicable review process by CFIUS under the Exon-Florio Amendment (including, if applicable, any investigation commenced thereunder) shall have expired or been terminated or CFIUS shall have provided a written notice to the effect that review of the transactions contemplated by this Offer has been concluded and that a determination has been made that there are no issues of national security sufficient to warrant investigation under the Exon-Florio Amendment; and (d) either (A) the 60-day notification period under ITAR §122.4(b) shall have expired or otherwise been terminated, or (B) the U.S. Department of State or another U.S. governmental entity shall have provided written notice to the effect that no further review of the transactions contemplated by this Agreement under ITAR will occur.

        Additionally, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares tendered in the Offer if, at any time on or after the date of the Merger Agreement and prior to the acceptance for payment of Shares, any of the following conditions exist:

          (a)   there shall have been any statute, rule, regulation, legislation, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any governmental entity that is applicable to Evraz, Purchaser, Oregon Steel, the Offer or the Merger that (1) makes the acceptance for payment of, or payment for or purchase of some or all of the Shares pursuant to the Offer illegal, (2) imposes material limitations on the ability of Evraz, Purchaser or any of their respective subsidiaries to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares including the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of Oregon Steel, (3) imposes any material limitations on the ability of Evraz, Purchaser or any of their respective subsidiaries effectively to control the business or operations of Oregon Steel, Evraz, Purchaser or any of their respective subsidiaries, or (4) otherwise prohibits the Offer or the Merger, except, in the case of clauses (2) and (3), for (x) any restrictions imposed by any governmental entity on the transfer or retransfer of defense articles (including technical data) or defense services subject to ITAR or dual-use items subject to the Export Administration Regulations; (y) any restrictions imposed by any governmental entity on the conduct or structure of any business or operations of Oregon Steel that involve the manufacture and/or export of defense articles or defense services subject to ITAR; or (z) restrictions imposed on Oregon Steel's operations or divestitures of certain operations as a result or consequence of its review by CFIUS, in the case of each of (x), (y) and (z) to the extent that such restrictions would not reasonably be expected to have a material adverse effect on (A) the business of Oregon Steel and its subsidiaries, taken as a whole, or (B) the corporate governance of Oregon Steel; provided, that Evraz and Purchaser shall have complied with their obligations to use their reasonable best efforts to effect the Offer and the Merger in accordance with the Merger Agreement;

          (b)   since the date of the Merger Agreement, there shall have occurred any change, condition, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

          (c)   (i) Oregon Steel shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement or (ii) (A) Oregon Steel's representations and warranties to the effect that no Material Adverse Effect has occurred since December 31, 2005 or with respect to capitalization shall not be true and correct in all respects, except, in the case of the capitalization representation, for de minimis deviations and except that its representations with respect to certain individual grants of stock options, restricted shares or other equity awards are subject to the standard set out in (B) below, or (B) Oregon Steel's representations and warranties set forth in the Merger Agreement other than those referred to in clause (c)(ii)(A) above shall not be true and correct in all respects (determined without regard to any materiality or "Material Adverse Effect" qualifier therein), except for such breaches of representations and warranties, that in the aggregate, have not had and would not be reasonably be expected to have a Material Adverse Effect, provided that Evraz shall not then be in material breach of any of its covenants contained in this Agreement;

which, in the reasonable judgment of Evraz or Purchaser, in any case, and regardless of the circumstances (including any action or inaction by Evraz or Purchaser or any of their Affiliates that is not otherwise prohibited by law (including Section 14(e) of the Exchange Act) or by the Merger Agreement) giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

        Finally, notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or to pay for any Shares tendered in the Offer and may terminate the Offer if the Merger

Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer.

        The foregoing conditions are for the benefit of Evraz and Purchaser and, regardless of the circumstances, may be asserted by Evraz or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any governmental regulatory approvals from any governmental entity may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Evraz or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission. The failure of Evraz or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.   Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement to such time as designees of Evraz or Purchaser shall comprise a majority of the members of the board of directors of Oregon Steel, Oregon Steel shall not, and shall not permit any of its subsidiaries to, without the prior consent of Evraz, declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock (other than cash dividends by a wholly owned subsidiary with respect to their capital stock (or dividends or distributions paid or made on a pro rata basis by a subsidiary of Oregon Steel)). See Section 11—"Purpose of the Offer; Plans for Oregon Steel and the Merger Agreement—The Merger Agreement—Covenants."

15.   Certain Legal Matters

        General.    Except as otherwise set forth in this Offer to Purchase, based on Evraz's and Purchaser's review of publicly available filings by Oregon Steel with the Commission and other information regarding Oregon Steel, Evraz and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Oregon Steel and which might be adversely affected by the acquisition of Shares by Purchaser or Evraz pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Evraz pursuant to the Offer. In addition, except as set forth below, Evraz and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Evraz's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, Evraz and Purchaser currently expect that such approval or action, except as described below under "State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to Oregon Steel's or Evraz's business or that certain parts of Oregon Steel's or Evraz's business might not have to be disposed of or held separate in the event that such approvals were not obtained or such other actions were not taken. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13—"Certain Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing by the Controlling Persons, as the ultimate parent entities of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The Controlling Persons filed Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on November 27, 2006. Accordingly, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on or about December 12, 2006, unless earlier terminated by the FTC or the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15-calendar-day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Merger would be extended until ten calendar days following the date of substantial compliance by the ultimate parent entities of Purchaser with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with consent of the ultimate parent entities. In practice, complying with a Second Request can take a significant period of time. Although Oregon Steel is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Oregon Steel's failure to make those filings nor a request for additional documents and information issued to Oregon Steel from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50 percent of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of Purchaser's proposed acquisition of Oregon Steel. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the US federal antitrust laws by substantially lessening competition in any line of commerce affecting US consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, Oregon Steel, or any of their respective subsidiaries or affiliates. US state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Evraz believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, Purchaser may not be obligated to consummate the Offer or the Merger. See Section 13—"Certain Conditions of the Offer."

        Exon-Florio.    The Exon-Florio Amendment empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a "foreign person" if the President, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect the national security. By a 1988 executive order, the President delegated to CFIUS the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

        A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS has 30 calendar days from the date of submission to review the transaction and decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a "no action" letter, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the United States, who must then decide within 15 calendar days whether to block the transaction. CFIUS also has the power to initiate investigations in the absence of a voluntary notification.

        Evraz and Oregon Steel plan to submit a notice of the merger to CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment, in the near future. Evraz and Purchaser intend to work with the U.S. government to ensure that U.S. national security interests are protected. Although Evraz and Purchaser do not believe an investigation of, or recommendation to block, the Offer or the Merger by CFIUS is warranted under the standards of the Exon-Florio Amendment, CFIUS and the President of the United States have considerable discretion to conduct investigations and block transactions under the Exon-Florio Amendment. In addition, the U.S. Senate and House of Representatives each passed separate bills to amend the CFIUS review process in July 2006, and final legislation may be enacted which could affect CFIUS review of this transaction. While Evraz believes that the Offer does not raise national security issues requiring investigation by CFIUS, there can be no assurance that an investigation of the Offer under Exon-Florio will not be initiated or, if an investigation is conducted, what the result will be. If any such review or investigation results in a change to the terms of the transactions contemplated by the Offer, Evraz will not be required to consummate the Offer or the Merger to the extent that such restrictions would reasonably be expected to have a material adverse effect on (A) the business of Oregon Steel and its subsidiaries, taken as a whole, or (B) the corporate governance of Oregon Steel. See Section 13—"Certain Conditions of the Offer."

        ITAR.    Oregon Steel manufactures quenched and tempered steel that is used in armor plating vehicles for the military. The U.S. government regulates these activities on national security grounds and, accordingly, Oregon Steel is registered with the U.S. State Department, Directorate of Defense Trade Controls ("DDTC") as a manufacturer and exporter of items that are controlled under ITAR. ITAR requires registered companies to notify DDTC at least 60 days in advance of any intended sale or transfer to a foreign person of ownership or control of registrant or any subsidiary thereof. In connection with the Offer, Oregon Steel filed a notification with DDTC on November 20, 2006 and will comply with other applicable requirements of ITAR. While Evraz and Oregon Steel do not believe that the Offer or the Merger should raise significant issues or concerns with the U.S. State Department relating to activities controlled by ITAR, there can be no assurance that the U.S. government will not seek to challenge the Offer, require divestiture of certain businesses or impose restrictions on the Offer, the Merger or the conduct of the business following consummation of the Offer or the Merger. If any such action is taken, Evraz will not be required to consummate the Offer or the Merger to the extent that such restrictions would reasonably be expected to have a material adverse effect on (A) the business of Oregon Steel and its subsidiaries, taken as a whole, or (B) the corporate governance of Oregon Steel. See Section 13—"Certain Conditions of the Offer."

        Other Foreign Laws.    Oregon Steel and Evraz and certain of their respective subsidiaries conduct business in several foreign countries where regulatory filings or approvals may be required or desirable in connection with the consummation of the Offer. Certain of such filings or approvals, if required or desirable, may not be made or obtained prior to the expiration of the Offer. Evraz and Oregon Steel are analyzing the applicability of any such laws and currently intend to take such action as may be required or desirable. If any foreign governmental entity takes an action prior to the completion of the Offer that might have certain adverse effects, Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 13—"Certain Conditions of the Offer."

        Stockholder Approval.    Oregon Steel has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Oregon Steel and the consummation by Oregon Steel of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the board of directors of Oregon Steel, and no other corporate proceedings on the part of Oregon Steel are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than, with respect to the Merger, the approval of the plan of merger (as such term is used in the DGCL) contained in the Merger Agreement by the holders of at least a majority of the outstanding Shares prior to the consummation of the Merger (unless the Merger is consummated pursuant to the short-form merger provisions). According to Oregon Steel's certificate of incorporation, the Shares are the only securities of Oregon Steel that entitle the holders thereof to voting rights. If following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Oregon Steel.

        Short-Form Merger.    The DGCL provides that if a parent company owns at least 90 percent of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer, the top-up option or otherwise, Purchaser directly or indirectly owns at least 90 percent of the Shares, Evraz could, and (subject to the conditions to its obligations to, effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to effect the Merger without prior notice to, or any action by, any other stockholder of Oregon Steel if permitted to do so under the DGCL. Even if Evraz and Purchaser do not own 90 percent of the outstanding Shares following consummation of the Offer, Evraz and Purchaser could seek to purchase additional Shares in the open market, from Oregon Steel or otherwise in order to reach the 90 percent threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the top-up option, may be greater or less than that paid in the Offer.

        State Takeover Laws.    A number of states (including Delaware, where Oregon Steel is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

        Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15 percent or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such. The Oregon Steel board of directors has irrevocably taken all necessary steps to render the restrictions of Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby.

        Purchaser has not attempted to comply with any other state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, the Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Merger or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the

Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—"Certain Conditions of the Offer."

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, persons who are then stockholders of Oregon Steel will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting stockholders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Evraz nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.   Fees and Expenses

        Credit Suisse is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Purchaser and Evraz in connection with the acquisition of Oregon Steel. In its role as Dealer Manager, Credit Suisse may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact Credit Suisse. Credit Suisse is being paid reasonable and customary compensation for its services as Dealer Manager in connection with the Offer and for its services as financial advisor. Credit Suisse is also entitled to reimbursement for certain expenses incurred by Credit Suisse, including the fees and expenses of legal counsel, and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.

        Credit Suisse and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Evraz or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Credit Suisse and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.

        Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses as well as indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

        As part of the services included in such retention, the Information Agent and the Dealer Manager may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.   Miscellaneous

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

        Purchaser and Evraz have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under "Available Information."

        No person has been authorized to give any information or make any representation on behalf of Evraz or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Evraz, Purchaser, Oregon Steel or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

OSCAR ACQUISITION MERGER SUB, INC.

November 30, 2006

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF EVRAZ AND PURCHASER

EVRAZ

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Evraz. Unless otherwise indicated, the business address of each such person is 1 Allée Scheffer, L-2520 Luxembourg. Unless otherwise indicated, each such person is a citizen of the Russian Federation.

Name	Position
Alexander G. Abramov	Director
Otari I. Arshba	Director
Giacomo Baizini	Vice President of Product and Resource Management, EvrazHolding LLC
Leonid A. Berlin	Vice President of Non-Core Operations, EvrazHolding LLC
Vladimir P. Bruev	Vice President of Mining, EvrazHolding LLC
James W. Campbell	Director
Natalia V. Cheltsova	Vice President of Legal Affairs, EvrazHolding LLC
Alexander V. Frolov	Chairman of the Board of Directors
Igor V. Gaponov	Vice President of Information Technology, EvrazHolding LLC
Natalia L. Ionova	Vice President of Human Resources, EvrazHolding LLC
Valery I. Khoroshkovsky	Chief Executive Officer, Evraz Group S.A. and President, EvrazHolding LLC
Irina I. Kibina	Vice President of Corporate Affairs and Investor Relations, EvrazHolding LLC
Giuseppe Antonino Mannina	Vice President of Sales and Logistics, EvrazHolding LLC
Andrey V. Mokrinsky	Vice President of Metallurgy, EvrazHolding LLC
Olga A. Pokrovskaya	Director
Terry Robinson	Director
Eugene Shvidler	Director
Alexander N. Sorokin	Vice President of International Operations, EvrazHolding LLC
Pavel S. Tatyanin	Senior Vice President and Chief Financial Officer, EvrazHolding LLC
Eugene Tenenbaum	Director

Andrey A. Teterkin	Vice President of Corporate Development and Strategic Planning, EvrazHolding LLC
Timur I. Yanbukhtin	Vice President of Corporate Finance, EvrazHolding LLC

        Alexander G. Abramov is a director of Evraz and currently is General Director of Close JSC "Gruppa EAM." From April 2005 to January of 2006, he was Chairman of Evraz's board of directors and from January 1999 to January 2006, he was President of EvrazHolding LLC. Mr. Abramov's principal business address is 14a, Bolshaya Dorogomilovskaya St., Moscow Russia.

        Otari I. Arshba is a director of Evraz and is currently a Deputy at the State Duma of the Federal Assembly of the Russian Federation. Mr. Arshba served as Vice President, Public Relations Director and Senior Vice President of EvrazHolding LLC from January 2000 to December 2003. His business address is 1, Okhotny Ryad, Moscow, Russia.

        Giacomo Baizini is Vice President of Product and Resource Management at EvrazHolding LLC. Mr. Baizini joined EvrazHolding LLC in 2005. Between August 1998 and June 2005 Mr. Baizini was an Associate Principal with McKinsey & Co. in its Milan and Tokyo offices. Mr. Baizini is a citizen of Italy. His business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Leonid A. Berlin is Vice President, Non-Core Operations at EvrazHolding LLC. His business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Vladimir P. Bruev is Vice President of Mining at EvrazHolding LLC a position he has held since April 2006. Previously, Mr. Bruev was the Head of Mining at EvrazHolding LLC from October 2005 to April 2006. Before joining Evraz, Mr. Bruev was General Director of JSC "Mikhailovsky GOK" from March 2000 until September 2005. Mr. Bruev's business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        James W. Campbell is a director of Evraz and has been Chairman of Minara Resources Ltd. (formerly Anaconda Nickel) since November 2001. Mr. Campbell is a citizen of Britain. His principal business address is 91 East Avenue Athol, Sandton, Johannesburg, South Africa.

        Natalia V. Cheltsova is Vice President of Legal Affairs at EvrazHolding LLC, a position she has held since May 2006. From December 1997 through May 2006, Ms. Cheltsova was Director of Legal Affairs at ZAO Ilim Pulp Enterprise. Her business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Alexander V. Frolov is Chairman of Evraz's board of directors. Since July 2006, Mr. Frolov has served as Deputy General Director of Close JSC "Gruppa EAM." From July 2005 through April 2006, Mr. Frolov served as Senior Vice President of EvrazHolding LLC; from November 2004 through 2005, Mr. Frolov serviced as Executive Director, Corporate of EvrazHolding LLC and from June 2002-2004, Mr. Frolov served as Senior Vice President and Chief Financial Officer of EvrazHolding LLC. Mr. Frolov's principal business address is 14a, Bolshaya Dorogomilovskaya St., Moscow, Russia.

        Igor V. Gaponov is Vice President of Information Technology at EvrazHolding LLC. Prior to this position, Mr. Gapanov was a Senior Consultant at JNICON from 1995 to 2002. His business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Natalia V. Ionova is Vice President of Human Resources at EvrazHolding LLC. Prior to joining Evraz in June 2006, she worked as Director of Human Resources at NDK Merkury from September 2004 to June 2006 and as a Senior Lecturer in Psychology at the Russian State University of Physical Training, Sports and Tourism (RGUFK) from March 2000 to September 2004. Her business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Valery I. Khoroshkovsky is Chief Executive Officer of Evraz and President of EvrazHolding LLC. Prior to this position, he was Executive Director of Operations at EvrazHolding LLC from 2004 to 2005 and Chairman of Supervisory Council at Commercial Bank, "Ukrsorsbank" from 2000 to 2004. Mr. Khoroshkovsky has also held various positions in the Ukrainian government, including Minister of Economy and European Integration from 2002 to 2004 and Deputy of the Supreme Council of Ukraine from 1998 to 2002. Mr. Khoroshkovsky is a citizen of the Ukraine. His business address is EvrazHolding LLC, Bldg. 4-5, 15 Dolgorukovskaya St., Moscow 127006, Russia.

        Irina I. Kibina is Vice President of Corporate Affairs and Investor Relations at EvrazHolding LLC. Prior to this position in July 2006, Ms. Kibina was Senior Vice President of Corporate Affairs at Sun Interbrew JSC from 2004 to 2006, Vice President of Corporate Affairs at Star Distribution Company JSC from 2003 to 2004 and Vice President of Corporate Affairs at Star Distribution Company LLC from 2000 to 2003. Her Business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Giuseppe A. Mannina is Vice President of Sales and Logistics at EvrazHolding LLC. Prior to assuming his current position with EvrazHolding LLC in July 2006, Mr. Mannina was a General Director of East Metals S.A., from 2002 until July 2006 and from 1989 to 2002, he served with Duferco S.A. as a General Manager of the Moscow representative office. Mr. Manninna is a citizen of Switzerland. His business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Andrey V. Mokrinsky is Vice President of Metallurgy at EvrazHolding LLC, a position he has held since April 2006. Previously he served as Executive Director of JSC ZSMK (ZapSib) from October 2003 to April 2006, as Head of Industrial Policy of EvrazHolding LLC from May 2003 to October 2003 and as Technical Director of JSC ChMK (Chelyabinsk Steel Plant) from 1999 to 2003. His business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Olga A. Pokrovskaya is a director of Evraz and since July 2006 has been the Head of Corporate Finance at Millhouse LLC. Ms. Pokrovskaya was the Head of Corporate Finance at OAO Siberian Oil Company (Sibneft) from 2004 until June 2006 and prior to that time was a Finance and Consolidation Manager at OAO Siberian Oil Company (Sibneft). Ms. Pokrovskaya's business address is Millhouse LLC, 4 Sadovnicheskaya ulitsa, Moscow, 115035, Russia.

        Terry J. Robinson is a director of Evraz and since September 2004 has been the Managing Director of Ede's UK Ltd. in London. He was previously at The Albert Fisher Group plc in Herts, UK from January 2001 to April 2002, first as Chief Executive, then as Chairman. Mr. Robinson is a citizen of Britain. His business address is The Corner House, 34 Burkes Road, Beaconsfield Buck HP91PN London, UK.

        Eugene Shvidler is a director of Evraz and has served as a Manager of Millhouse Capital UK since October 2005. Mr. Shvidler was previously President of OAO Siberian Oil Company (Sibneft) until October 2005. Mr. Shvidler is a citizen of the United States of America. His business address is Millhouse Capital UK Limited, 5th Floor, CFC Stamford Bridge, Fulham Road, London SW6 1HS, England.

        Alexander N. Sorokin is Vice President of International Operations at EvrazHolding LLC. Before joining EvrazHolding LLC in October 2005, Mr. Sorokin was a Director of Pepsi Bottling Group in St. Petersburg from January 2003 through October 2005. Mr. Sorokin's principal business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Pavel S. Tatyanin is Senior Vice President and Chief Financial Officer at EvrazHolding LLC. Prior to this position in 2004, Mr. Tatyanin served as First Deputy Finance Director of EvrazHolding LLC from 2002-2004 and as Head of the Investment Department of JSC Trading House from 2001 to 2002. His business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Eugene Tenenbaum is a director of Evraz and has served as Managing Director of Millhouse Capital UK from September 2001 to the present. Mr. Tenenbaum is a citizen of Canada. His business address is Millhouse Capital UK Limited, 5th Floor, CFC Stamford Bridge, Fulham Road, London SW6 1HS, England.

        Andrey A. Teterkin is Vice President of Corporate Development and Strategic Planning at EvrazHolding LLC. Prior to joining EvrazHolding LLC in 2002, he worked as General Director of Close JSC Unikem from 2001 to 2002. Mr. Teterkin's principal business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Timur I. Yanbukhtin is Vice President of Corporate Finance at EvrazHolding LLC. Before joining EvrazHolding LLC in 2002, Mr. Yanbukhtin was Head of Business Development of Yandex LLC from 2000-2002. Mr. Yankukhtin's principal business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

PURCHASER

Name	Position
Pavel S. Tatyanin	President
Timur I. Yanbukhtin	Secretary and Treasurer

        Pavel S. Tatyanin is Senior Vice President and Chief Financial Officer at EvrazHolding LLC. Prior to this position in 2004, Mr. Tatyanin served as First Deputy Finance Director of EvrazHolding LLC from 2002-2004 and as Head of the Investment Department of JSC Trading House from 2001 to 2002. His business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

        Timur I. Yanbukhtin is Vice President of Corporate Finance at EvrazHolding LLC. Before joining EvrazHolding LLC in 2002, Mr. Yanbukhtin was Head of Business Development of Yandex LLC from 2000-2002. Mr. Yankukhtin's principal business address is EvrazHolding LLC, Bldg, 4-5, 15, Dolgorukovskaya St., Moscow 127006, Russia.

CONTROLLING PERSONS

        Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each Controlling Person. Each Controlling Person is a citizen of the Russian Federation.

        Alexander G. Abramov is a director of Evraz and currently General Director of Close JSC "Gruppa EAM." From April 2005 to January of 2006, he was Chairman of Evraz's board of directors and from January 1999 to January 2006, he was President of EvrazHolding LLC. Mr. Abramov's principal business address is 14a, Bolshaya Dorogomilovskaya St., Moscow Russia.

        Roman Abramovich has served as Governor in the Administration of the Chukotka Autonomous Region in Anadyr, Russia since before 2001. His principal business address is Administration of the Chukotka Autonomous Region, ulitsa Beringa 20, Anadyr 6890000, Russia.

Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Oregon Steel or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

By Mail:	By Hand:	By Courier:
Mellon Investor Services LLC P.O. Box 3301 South Hackensack, NJ. 07606 Attn: Reorganization Department	Mellon Investor Services LLC Attn: Reorganization Department 120 Broadway, 13th floor New York, NY 10271	Mellon Investor Services LLC Attn: Reorganization Department 480 Washington Blvd. Mail Drop-Reorg Jersey City, NJ 07310
By Facsimile Transmission: (for Eligible Institutions only) (201) 680-4626
Confirm Facsimile Transmission By Telephone Only (201) 680-4860

Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners.com
Call collect:
(212) 929-5500
or
Toll Free: (800) 322-2885

The Dealer Manager for the Offer is:

11 Madison Avenue
New York, NY 10010
(888) 537-4895

QuickLinks

Offer to Purchase for Cash All Outstanding Shares of Common Stock (including the associated preferred stock purchase rights) of Oregon Steel Mills, Inc. at $63.25 Net Per Share by Oscar Acquisition Merger Sub, Inc. a wholly owned subsidiary of Evraz Group S.A.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
COMPANY PROJECTED FINANCIAL INFORMATION (in thousands)
SCHEDULE A INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF EVRAZ AND PURCHASER EVRAZ
PURCHASER
CONTROLLING PERSONS